UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

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☐	Soliciting Material Pursuant to §240.14a-12

ZALICUS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Zalicus Inc. The meeting will be held on May 24, 2011 at 8:30 a.m. EDT at our offices at 245 First Street, Third Floor, in Cambridge, Massachusetts (see directions in Appendix B).

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

At this Annual Meeting, the agenda includes the election of two (2) Class III directors for three-year terms, the ratification of the appointment of Ernst & Young LLP as Zalicus’s independent auditors for the fiscal year ending December 31, 2011, the approval, by non-binding vote, of executive compensation and the recommendation, by non-binding vote, of the frequency of future, non-binding advisory votes on executive compensation.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or by completing, signing, dating and mailing the accompanying proxy card in the return envelope, or by attending the meeting and voting in person. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on May 24, 2011. Your continuing interest in Zalicus is very much appreciated.

Sincerely,

Mark H. N. Corrigan President and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time	8:30 a.m., Eastern Daylight Time

Date	Tuesday, May 24, 2011

Place	The offices of Zalicus Inc. (the “Company” or “Zalicus”), 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

Purpose	To elect Todd Foley and W. James O’Shea as Class III members of the Board of Directors, to serve until the Company’s 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011;

To hold an advisory vote on the compensation paid to the Company’s named executive officers;

To hold an advisory vote to determine the frequency of future stockholder advisory votes on the compensation paid to the Company’s named executive officers; and

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date	The Board of Directors has fixed the close of business on April 7, 2011 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your Zalicus stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement is being forwarded to you by your broker or nominee. As a result, your name does not appear on our list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

Voting by Proxy	If you are a stockholder of record, please submit a proxy card or, for shares held in street name, the voting instruction form you receive from your broker or nominee, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a stockholder of record, you may also vote over the Internet or by telephone. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,

Jason F. Cole, Secretary

Cambridge, Massachusetts

April 15, 2011

Important Notice Regarding the Availability of Proxy Materials for the Zalicus 2011 Annual Meeting of Stockholders to Be Held on May 24, 2011: The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, is available at www.zalicus.com by following the link for “Investors and News.”

ZALICUS INC.

245 FIRST STREET

THIRD FLOOR

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2011

AT 8:30 AM EDT

GENERAL INFORMATION

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

This proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, are scheduled to be sent to stockholders beginning on April 15, 2011.

Who is soliciting my vote?

The Board of Directors of Zalicus Inc. (the “Company” or “Zalicus”) is soliciting your vote for the 2011 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 7, 2011.

How many votes can be cast by all stockholders?

A total of 98,765,274 shares of common stock of the Company were outstanding on April 7, 2011 and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet.    Access the website of the Company’s tabulator, Computershare, at: www.investorvote.com, using the voter control number printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your Internet vote cannot be completed, and you will receive an error message.

•

By Telephone.    Call 1-800-652-VOTE (1-800-652-8683) toll-free from the U.S. and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your telephone vote cannot be completed.

•

By Mail.    Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the nominees named herein to the Company’s Board of Directors, FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011, FOR the approval of compensation of the named executive officers and for holding an advisory vote on the compensation of the Company’s named executive officers every three years, and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•

In Person at the Meeting.    If you attend the meeting, be sure to bring a form of personal picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In Person at the Meeting.    If you attend the meeting, in addition to picture identification you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1: FOR election of the two Class III directors (page 4)

Proposal 2: FOR ratification of selection of Ernst & Young LLP as the Company’s independent auditors (page 41)

Proposal 3: FOR the advisory resolution approving the compensation of the Company’s named executive officers (page 42)

Proposal 4: In favor of holding an advisory vote on the compensation of the Company’s named executive officers every THREE years (page 43)

Who pays the cost for soliciting proxies?

Zalicus will pay the cost for the solicitation of proxies by the Board of Directors. That solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of Zalicus without any remuneration to such individuals other than their regular compensation. Zalicus will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

The two nominees for election as Class III directors who receive a plurality of the votes cast for election of directors shall be elected directors (Proposal 1). A majority of votes cast is necessary for ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011 (Proposal 2). A majority of votes cast is necessary for the approval of the advisory resolution on the compensation of the Company’s named executive officers (Proposal 3). The advisory vote on the frequency of advisory votes on the compensation of the Company’s named executive officers will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board of Directors. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on the Company’s executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board of Directors (Proposal 4).

If there are insufficient votes to approve Proposal(s) 2 or 3, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by Zalicus to act as tabulators for the meeting. The tabulators will count all votes “for,” “against,” to “withhold,” frequency and abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a nominee for election as a director will not be counted as votes “for” a director. Shares properly voted to “abstain” on a particular matter and broker non-votes are treated as having not voted on the particular matter and will therefore not affect the outcome of Proposals 2, 3 and 4, but will be the same as a vote “against” Proposals 2 and 3.

Could other matters be decided at the Annual Meeting?

Zalicus does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Jason F. Cole, Secretary of the Company, at (617) 301-7000. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1:  ELECTION OF DIRECTORS

In accordance with Delaware law and the Company’s certificate of incorporation and By-laws, the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Todd Foley and W. James O’Shea are the directors whose terms expire at this Annual Meeting and each of Mr. Foley and Mr. O’Shea has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class III director of the Company until the 2014 Annual Meeting and until his successor is duly elected. Pursuant to the By-laws, the Board of Directors has fixed the number of directors at eight (8).

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board of Directors will be voted for the election of the two nominees listed below as director nominees. The vote of a plurality of the votes cast at the meeting will be required for the election of the Class III director nominees. Broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election. Zalicus has no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of Zalicus, principal occupation and other biographical material is shown below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

EACH OF THESE NOMINEES FOR CLASS III DIRECTOR

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following table sets forth information concerning our directors as of April 15, 2011. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS III DIRECTOR NOMINEES	AGE	DIRECTOR SINCE
Todd Foley—Mr. Foley is a Class III director who has served as a member of the Zalicus Board of Directors since December 2009. Mr. Foley is currently Managing Director at MPM Asset Management LLC, or MPM, a privately held healthcare investment firm. Since joining MPM in 1999, Mr. Foley has been actively involved in numerous investments including a part-time engagement as Chief Operating Officer for Centagenetix Inc., a privately held healthcare company, during its start-up phase and VP, Business Development for AVEO Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining MPM, Mr. Foley worked in Business Development at Genentech, Inc., then a large publicly held biotechnology company and management consulting with Arthur D. Little. Mr. Foley serves on the board of directors of many private biotechnology companies. Mr. Foley holds a B.S. in Chemistry from MIT and an M.B.A. from Harvard Business School. The Board of Directors believes Mr. Foley’s qualifications to sit on the Board include the insight into strategic product development activities he gained while engaging in investment activities and his business experience at life sciences companies, combined with his science-based education.	39	December 2009

W. James O’Shea—Mr. O’Shea is a Class III director who has served as a member of the Zalicus Board of Directors since June 2007. From April to August 2007, Mr. O’Shea served as Vice Chairman at Sepracor Inc., then a publicly held pharmaceutical company. From October 1999 to March 2007, Mr. O’Shea was President and Chief Operating Officer at Sepracor, where he was responsible for successfully building that organization’s commercial infrastructure. Prior to Sepracor, Mr. O’Shea was Senior Vice President of Sales and Marketing and Medical Affairs for Zeneca Pharmaceuticals, a business unit of Astra Zeneca Plc, a publicly held biopharmaceutical company. While at Zeneca, he also held several management positions of increasing responsibility in international sales and marketing in the U.S. and U.K. Mr. O’Shea is past Chairman of the National Pharmaceutical Council and serves on the board of directors of BTG plc, a public specialty pharmaceutical company, and Surface Logix, Inc., a privately held biotechnology company and is on the product advisory board of Concert Pharmaceuticals, Inc., a privately held biotechnology company. In the past five years, Mr. O’Shea has also served on the board of directors of Penwest Pharmaceutical Co., a publicly traded specialty pharmaceutical company. Mr. O’Shea is a graduate of Liverpool Lord Byron University, where he received an honors degree in applied physics from the Institute of Physics. The Board of Directors believes that Mr. O’Shea’s qualifications to sit on the Board include his extensive experience with life sciences companies, including in the areas of sales and marketing, as well as his executive leadership and management expertise.	61	June 2007

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE
Mark H.N. Corrigan, M.D.—Dr. Corrigan is a Class II director who has served as a member of the Zalicus Board of Directors since December 2009. Dr. Corrigan has served as President and Chief Executive Officer of Zalicus since January 2010. Dr. Corrigan was Executive Vice President, Research & Development of Sepracor Inc., a publicly traded pharmaceutical company, from April 2003 until December 2009. Prior to joining Sepracor Inc., Dr. Corrigan spent 10 years with Pharmacia & Upjohn, a publicly traded pharmaceutical company acquired by Pfizer, Inc. in 2002, most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Dr. Corrigan serves on the board of directors and the audit committee of Cubist Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Prior to joining the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology. Dr. Corrigan holds a B.A. and an M.D. from the University of Virginia and subsequently received specialty training in Psychiatry at Cornell and Maine Medical Center. The Board of Directors believes Dr. Corrigan’s qualifications to sit on the Board include his years of leadership experience in the pharmaceutical industry as well as his considerable studies in the field.	53	December 2009

Sally W. Crawford—Ms. Crawford is a Class II director who has served as a member of the Zalicus Board of Directors since June 2007. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a healthcare consultant in New Hampshire. Ms. Crawford serves on the board of directors for Hologic, Inc., a publicly traded manufacturer and supplier of medical equipment, Exact Sciences Corporation, a publicly held molecular diagnostics company, Insulet Corporation, a publicly held medical device company, and Universal American Corp., a publicly held healthcare company. In the past five years, Ms. Crawford has also served on the board of directors of Cytyc Corporation, a publicly traded medical device company and Chittenden Corporation, a publicly traded financial institution. Ms. Crawford holds a B.A. in English from Smith College and an M.S. in communications from Boston University. The Board of Directors believes Ms. Crawford’s qualifications to sit on the Board include her exposure to various companies in a consulting and board member capacity as well as her experience at a public company in the healthcare field.	57	June 2007

Frank Haydu—Mr. Haydu is a Class I director who has served as a member of the Zalicus Board of Directors since August 2004 and as Chairman of the Board of Directors since February 2009. Mr. Haydu is a professional director and consultant to public and private businesses. Mr. Haydu currently serves as a director and Chairman of the Audit Committee of iParty Corp., a publicly held retail chain, and several private companies. In the past five years, Mr. Haydu has also served on the board of directors of Albany Molecular Research Inc., a publicly traded life sciences services company and Moldflow Corporation, a publicly traded injection molding software company. Mr. Haydu holds a B.A. in economics from Muhlenberg College. The Board of Directors believes Mr. Haydu’s qualifications to sit on the Board include his broad-based experience in business and finance, including his extensive background in business consulting and management.	63	August 2004

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE
William Hunter, M.D.—Dr. Hunter is a Class I director who has served as a member of the Zalicus Board of Directors since December 2009. Dr. Hunter founded Angiotech Pharmaceuticals, Inc., a publicly traded pharmaceutical and medical device company in November 1992, has been a director of Angiotech since its founding in 1992 and has served as its President and Chief Executive Officer since September 2002. Dr. Hunter also serves as a director of Cardiome Pharma Corp., a publicly traded drug development and research company. In January of 2011, Angiotech voluntarily filed under the Canada Companies’ Creditors Arrangement Act the (“CCAA”) to pursue a restructuring supervised by the Supreme Court of British Columbia, and has voluntarily filed a petition under Chapter 15 of the United States Bankruptcy Code to obtain recognition and enforcement in the United States of the restructuring being pursed under the CCAA proceedings. Dr. Hunter holds a B.Sc. from McGill University, and an M.Sc. and M.D. from the University of British Columbia. The Board of Directors believes that Dr. Hunter’s qualifications to sit on the Board include the insight he has gained from founding and leading a pharmaceutical company as well as his medical background.	48	December 2009

Michael Kauffman M.D.—Dr. Kauffman is a Class II director who has served as a member of the Zalicus Board of Directors since June 2006. Dr. Kauffman has been the President and Chief Executive Officer of Karyopharm Therapeutics Inc. since January 2011 and has been a Science Advisor to Bessemer Venture Partners since 2008. Dr. Kauffman was the Chief Medical Officer of Onyx Pharmaceuticals from January 2010 until December 2010. Dr. Kauffman was the Chief Medical Officer of Proteolix, Inc., a privately held pharmaceutical company, from April 2009 until November 2009, when it was acquired by Onyx. Dr. Kauffman was the President and Chief Executive Officer of EPIX Pharmaceuticals, Inc., a publicly traded biotechnology company that underwent liquidation proceedings in 2009, until July 2008. Dr. Kauffman joined Predix Pharmaceuticals, Inc., the predecessor to EPIX, in September 2002, as President and Chief Executive Officer. From 1997 to 2002, he held a number of senior medical and program leadership positions at Millennium Pharmaceuticals, Inc., then a publicly held biotechnology company, including Vice President, Medicine and VELCADE Program Leader as well as co-founder and Vice President of Medicine at Millennium Predictive Medicine, a wholly-owned subsidiary of Millennium. Dr. Kauffman also served as Medical Director at Biogen Corporation (now Biogen Idec, a publicly held biotechnology company). In the past five years, Dr. Kauffman has also served on the board of directors of EPIX and Bioenvision, a publicly traded biotechnology company. Dr. Kauffman received an M.D. and Ph.D. in molecular biology and biochemistry from Johns Hopkins and holds a B.A. in biochemistry from Amherst College. Dr. Kauffman trained in Internal Medicine at Beth Israel Deaconess and Massachusetts General Hospitals. He is board certified in internal medicine. The Board of Directors believes that Dr. Kauffman’s qualifications to sit on the Board include the combination of his significant business and leadership experience at public life sciences companies and his medical and science background.	47	June 2006

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE
Hartley T. Richardson—Mr. Richardson is a Class I director who has served as a member of the Zalicus Board of Directors since December 2009. Mr. Richardson is President and Chief Executive Officer of James Richardson & Sons, Limited, a private, family-owned corporation, founded in 1857, involved in international grain trade and agri-foods business, real estate, oil and gas development, financial services and private equity investments. He has held that position since April 1993. Mr. Richardson serves as Chairman of the board of directors of the Canadian Council of Chief Executives. He is a director of GMP Capital Limited and Canadian Pacific Railway Limited. He is also a director and past-Chairman of the Business Council of Manitoba. In addition, Mr. Richardson is Chairman of Assiniboine Park Conservancy, Deputy Chairman of TransCanada Trail, and member of the Board of Governors for The Duke of Edinburgh’s Award Charter for Business. Other affiliations include the Trilateral Commission, the World Economic Forum Global Leaders of Tomorrow and the Young Presidents’ Organization. Mr. Richardson was appointed to the Order of Canada in 2007 and to the Order of Manitoba in 2008. Mr. Richardson holds a Bachelor of Commerce (Honours) and an Honorary Doctor of Laws from the University of Manitoba. The Board of Directors believes that Mr. Richardson’s qualifications to sit on the Board include the strategic insight he has gained from years of strategic investing and leadership roles at James Richardson & Sons, Limited, as well as the breadth of knowledge he has obtained from his various community activities.	56	December 2009

EXECUTIVE OFFICERS

The Company’s executive officers, as of April 15, 2011, their respective ages and their positions are as follows:

Name	Age	Position
Mark H.N. Corrigan, M.D. (1)	53	President and Chief Executive Officer
Christopher C. Gallen, M.D., Ph.D.	60	Executive Vice President, Research and Development
Justin A. Renz.	39	Senior Vice President, Chief Financial Officer and Treasurer
Jason F. Cole, Esq.	38	Senior Vice President, General Counsel and Secretary

(1)	Mark H.N. Corrigan, M.D. is also a director of the Company and his biographical information appears on page 6.

Christopher C. Gallen, M.D., Ph.D.—Dr. Gallen has served as Executive Vice President, Research and Development of Zalicus since January 2010. Dr. Gallen served as President and Chief Executive Officer of Neuromed Pharmaceuticals, Inc., or Neuromed, from July 2004 until December 2009. Prior to joining Neuromed, Dr. Gallen worked for Wyeth Research beginning in April 2002 and most recently served as its Vice President and Chief of Operations, Clinical Research and Development. Prior to Wyeth, Dr. Gallen was VP of Clinical Research at Pharmacia Corporation for three years. From January 1996 to December 1998, Dr. Gallen was the President of the Clinical Research Organization division at Premier Research Worldwide and from 1994 to 1995 he was the Senior Director of Medical and Scientific Services at Quintiles International Clinical Research Corporation. Dr. Gallen holds a B.A. from the University of Florida, and an M.D. and Ph.D. from Emory University School of Medicine in Atlanta, Georgia and trained in Psychiatry at Stanford University and Neurology at the University of California, San Diego.

Justin A. Renz—Mr. Renz joined Zalicus in September 2006 as Vice President, Finance and Treasurer and has served as its Senior Vice President and Chief Financial Officer since July 2009. From August 2005 to September 2006, Mr. Renz was Director, Accounting and Financial Operations at EMD Serono, Inc., a public biopharmaceutical company. From 2002 to 2005, he was Senior Director, Global Accounting and Finance at Coley Pharmaceutical Group, a publicly held biopharmaceutical company acquired by Pfizer in 2007, and has also held financial and accounting positions at ArQule, Inc., Millipore Corporation and Arthur Andersen LLP. Mr. Renz is a certified public accountant and holds a B.A. in Economics/Accounting from the College of the Holy Cross, a Masters in the Science of Taxation from Northeastern University and an M.B.A. from Suffolk University.

Jason F. Cole, Esq.—Mr. Cole has served as our Senior Vice President, General Counsel and Secretary since January 2006. From 1999 to 2006, Mr. Cole was a corporate and securities attorney at Ropes & Gray LLP. Mr. Cole holds an A.B. in Government from Dartmouth College and a J.D. from Columbia University School of Law.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

As required by the listing standards of the Nasdaq Global Market, or Nasdaq, the Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of Messrs. Foley, Haydu, Hunter, Kauffman, O’Shea and Richardson and Ms. Crawford are “independent” within the meaning of the rules and regulations of Nasdaq. To make this determination, our Board of Directors reviews all relevant transactions or relationships between each director and Zalicus, its senior management and its independent auditors. During this review, the Board considers whether there are any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The Board consults with Zalicus’s general counsel and outside corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time. Dr. Corrigan, our President and Chief Executive Officer; is not an “independent director” within the meaning of the Nasdaq listing standards.

Board Meetings and Attendance

Mr. Frank Haydu is Chairman of the Board of Directors. The Zalicus Board of Directors held seven meetings during the fiscal year ended December 31, 2010. Each of the directors, except for Mr. Richardson, attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the fiscal year ended December 31, 2010 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). Zalicus encourages its directors to attend the Annual Meeting of Stockholders and believes that attendance at the Annual Meeting of Stockholders is just as important as attendance at meetings of the Board of Directors and its committees. The following directors of the Company attended the 2010 Annual Meeting of Stockholders: Ms. Crawford, Dr. Corrigan, Mr. Foley, Mr. Haydu, Dr. Hunter, Dr. Kauffman, Mr. O’Shea and Mr. Richardson.

Board Committees

The Board of Directors has a standing Audit, Compensation and Corporate Governance and Nominating Committee, each of which is comprised solely of independent directors, and is described more fully below. Each of the Audit, Compensation and Corporate Governance and Nominating Committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the Board for approval. The charters for the Audit, Compensation and Corporate Governance and Nominating Committees are all available on our website (www.zalicus.com) under “Investors and Media” at “Corporate Governance.”

Audit Committee

Mr. Haydu is the chairperson and Dr. Kauffman and Mr. O’Shea are the other members of the Zalicus Audit Committee. The Board of Directors has determined, upon the recommendation of the Corporate Governance and

Nominating Committee, that each member of the Zalicus Audit Committee is “independent” within the meaning of the rules and regulations of Nasdaq and the Securities and Exchange Commission, or the SEC. The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Haydu is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The primary responsibilities of the Zalicus Audit Committee include to: (a) assist the Board of Directors in its oversight of (i) the integrity of the Zalicus financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Zalicus independent auditors, and (iv) the performance of the Zalicus internal audit function and independent auditors; (b) appoint, evaluate, compensate, retain and oversee the Zalicus independent auditors and the audit process (including receiving and reviewing reports from the independent auditors and resolving any disagreements between management and the independent auditors regarding financial reporting) and to approve or pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; (c) review with management, internal auditors and the independent auditors, Zalicus’s internal controls and its financial and critical accounting practices; and (d) prepare the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Zalicus annual proxy statement or annual report on Form 10-K. The Audit Committee and the Board of Directors have established procedures for the receipt, retention, and treatment of complaints received by Zalicus regarding accounting, internal accounting controls, or auditing matters and for confidential, anonymous submission by Zalicus employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also administers our related party transaction approval policy, which is described under “Review and Approval of Transactions with Related Persons.” The Audit Committee also has the authority to hire independent counsel and other advisors to carry out the Audit Committee’s duties, and Zalicus is required to provide appropriate funding, as the Audit Committee determines, to compensate the independent auditors and any advisors retained by the Audit Committee.

During the fiscal year ended December 31, 2010, the Audit Committee met five times. The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Ms. Crawford is the chairperson and Mr. Foley and Mr. O’Shea are the other members of the Zalicus Compensation Committee. The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Zalicus Compensation Committee is “independent” within the meaning of the rules and regulations of Nasdaq. In addition, each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and is a “non-employee director” within the meaning of the rules of the SEC.

The primary responsibilities of the Compensation Committee are to: (a) review and approve corporate goals and objectives relevant to compensation of the Zalicus Chief Executive Officer and the other executive officers and evaluate the performance of the Chief Executive Officer and the other executive officers in light of these goals and objectives, and based on such evaluation, determine and approve the compensation of the Chief Executive Officer and the other executive officers either as a committee or together with the other independent Board members; (b) make recommendations to the Board of Directors with respect to the administration and amendment to the Zalicus incentive compensation and equity-based compensation plans; (c) assist the Board of Directors in its oversight of the development, implementation and effectiveness of the policies and strategies relating to recruiting, retention, career development and progression, succession and employment practices; (d) make recommendations regarding compensation of the Board of Directors; (e) prepare any reports required to be prepared by the Compensation Committee pursuant to the rules of the SEC for inclusion in the Zalicus annual proxy statement; and (f) review the Compensation Discussion and Analysis disclosure required for inclusion in the Zalicus annual proxy statement under the rules of the SEC. The Compensation Committee also has the authority to retain consultants or other experts to assist in the assessment of senior executive compensation and to hire independent counsel and other advisors to carry out the Compensation Committee’s duties.

During the fiscal year ended December 31, 2010, the Compensation Committee met eleven times.

Corporate Governance and Nominating Committee

Dr. Hunter is the chairperson and Ms. Crawford, Mr. Haydu and Mr. Richardson are the other members of the Zalicus Corporate Governance and Nominating Committee. The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Zalicus Corporate Governance and Nominating Committee is “independent” within the meaning of the rules and regulations of Nasdaq.

The primary responsibilities of the Corporate Governance and Nominating Committee are to: (a) recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in the Zalicus Corporate Governance Guidelines; (b) establish policies for stockholders to recommend candidates for consideration for nomination as a member of the Board of Directors; (c) oversee the evaluation of the performance of the Board of Directors; (d) oversee the Chief Executive Officer’s and other senior management’s succession plans; and (e) take a leadership role in shaping the corporate governance, including developing and reviewing on an on-going basis the Corporate Governance Guidelines. In identifying and recommending nominees for positions on the Board of Directors, the Corporate Governance and Nominating Committee places primary emphasis on the criteria set forth under “Selection and Composition of Board of Directors” in the Zalicus Corporate Governance Guidelines, namely: (1) ethics, integrity, values, expertise, skills and knowledge useful to the oversight of the company’s business; (2) the independence standards of Nasdaq, (3) diversity of viewpoints, backgrounds, experiences and other demographics as discussed below; (4) business or other relevant experience, particularly in the areas of accounting and finance, management, corporate governance and the pharmaceutical and drug development industry; and (5) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of the other members of the Board of Directors will build a Board of Directors that is effective, collegial and responsive to the operations and interests of Zalicus and its stockholders.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Zalicus and the composition of the Board of Directors. Additionally, neither the Corporate Governance and Nominating Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees; however, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the Chairperson of the Corporate Governance and Nominating Committee enters into a discussion with that candidate.

The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders. The policy adopted by the Corporate Governance and Nominating Committee provides that candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

During fiscal year ended December 31, 2010, the Corporate Governance and Nominating Committee met four times.

Non-Management Director Meetings

In addition to the meetings of the committees of the Board of Directors described above, in connection with the Board of Directors meetings, the non-management directors met six times in executive session during the fiscal year ended December 31, 2010. The Chairman of the Board of Directors presided at these executive sessions. The Audit Committee and the Board of Directors have established a procedure whereby interested parties may make their concerns known to Non-Management Directors, which is described on our website.

Board of Directors Leadership Structure

Mr. Haydu, an independent member of our Board of Directors, has served as its chairman since February 2009. The independent members of the Board of Directors have periodically reviewed the Board’s leadership structure and have determined that Zalicus and our stockholders are well served with this structure because of the role played by the chairman.

The chairman of the Board of Directors provides leadership to the Board of Directors and works with the Board of Directors to define its activities and the calendar for fulfillment of its responsibilities. The chairman of the Board of Directors approves the meeting agendas after input from the Board of Directors and management, facilitates communication among directors and presides at meetings of our Board of Directors and stockholders. The chairman also presides over meetings of the independent directors.

The chairman of the Board of Directors, the chairman of the Corporate Governance and Nominating Committee, the Chief Executive Officer and other members of the Board of Directors work together to provide oversight of Zalicus’s management and affairs. Mr. Haydu, as the chairman of the Board of Directors, and Mr. Richardson and Dr. Hunter, as the past and current chairmen of the Corporate Governance and Nominating Committee, have together overseen the maintenance and improvement of governance practices that require and support high levels of performance by members of the Board of Directors. Mr. Haydu’s leadership encourages open discussion and deliberation, with a thoughtful evaluation of risk, to support the Board’s decision-making. Mr. Haydu’s leadership also encourages communication among the directors, and between management and the Board of Directors, to facilitate productive working relationships. Under Mr. Haydu’s guidance, the Board of Directors also ensures an appropriate balance and focus among key Board responsibilities such as strategic development, review of operations, risk oversight and management succession planning.

The Board of Directors’ Role in Risk Oversight

The Board of Directors plays an important role in risk oversight at Zalicus through direct decision-making authority with respect to significant matters as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that Zalicus faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of Zalicus’s business by the Audit, Compensation and Corporate Governance and Nominating Committees, and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting Zalicus to the attention of the Board of Directors.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management, internal auditors and Zalicus’s independent accountants, Zalicus’s system of internal control, its financial and critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses Zalicus’s major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Zalicus’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in the rules and regulations of Nasdaq. Mr. Foley, a member of our Compensation Committee, is a Managing Director of MPM Capital Management LLC, an affiliate of MPM Asset Management LLC. The Company entered into a registration rights agreement with affiliates of MPM Asset Management LLC, as described in greater detail below under the heading “Certain Relationships and Related Person Transactions.”

AUDIT COMMITTEE REPORT (1)

The Audit Committee has reviewed the Zalicus audited financial statements for the fiscal year ended December 31, 2010 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Zalicus management is responsible for the preparation of the company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, which we refer to as SAS 61. SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young their independence from Zalicus.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Zalicus Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted by the
Audit Committee,

Frank Haydu, Chairperson Michael Kauffman W. James O’Shea

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Zalicus under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.

Summary of Compensation Committee Procedures and Practices

As described in the “Board Committees—Compensation Committee” section above, the primary purpose of the Zalicus Compensation Committee is to develop and review compensation policies and practices applicable to executive officers, review and recommend goals for the Chief Executive Officer and evaluate his performance in light of these goals, review and evaluate goals and objectives for other executive officers, oversee and evaluate the Zalicus equity incentive and non-qualified deferred compensation plans and review and approve the creation or amendment of such plans and make recommendations to the Board of Directors regarding Board of Directors’ compensation. Under its charter, the Compensation Committee has the power and authority to retain consultants or other experts to assist in the assessment of senior executive compensation and to hire independent counsel and other advisors to help the Compensation Committee carry out its duties. Zalicus is financially responsible for the fees of any advisor or consultant engaged by the Compensation Committee.

Ms. Crawford, as chairperson of the Compensation Committee, is responsible for setting the agenda for meetings in consultation with management. Our Compensation Committee annually evaluates the performance of the Chief Executive Officer and the other executive officers of Zalicus and uses its discretion to determine the compensation of these officers based, in part, upon a review of the performance of Zalicus compared to predetermined goals and objectives. As discussed below under the caption “Compensation Consultant,” the Compensation Committee, together with its compensation consultant, also compares the salaries, bonus compensation and long and short-term equity incentives of each Zalicus executive officer with a select group of other biotechnology companies to assess how their total compensation package compares to industry averages. The Compensation Committee regularly meets in executive session, without Company management present, to discuss matters of executive compensation.

The Zalicus Chief Executive Officer, Dr. Corrigan, has the authority and responsibility to establish and approve compensation for all Zalicus employees, other than Zalicus executive officers. Our Compensation Committee retains the authority for establishing all matters with respect to the compensation of our four executive officers: Dr. Corrigan, Dr. Gallen, Mr. Renz and Mr. Cole. Dr. Corrigan provides to the Compensation Committee with an annual performance review of each executive officer, which the Compensation Committee considers in its determination of compensation for such individuals. Dr. Corrigan, our Chief Financial Officer, Mr. Renz and our Director, Human Resources also recommend to the Compensation Committee stock options and restricted stock unit awards to be granted to existing employees, subject to specific criteria previously established by the Compensation Committee. From time to time, the Compensation Committee has delegated to the Chief Executive Officer, Chief Financial Officer and Senior Vice President and General Counsel the authority to make grants of a limited pool of stock options to new employees, as long as such grants are not greater than 30,000 shares of common stock and are not made to executive officers. All other grants of stock options and all grants of restricted stock units are made by the Compensation Committee.

As part of its ongoing oversight of our compensation programs, our Compensation Committee pays particular attention to the review of risks related to our reliance on equity compensation as a significant portion of the total compensation paid to our executive officers. Our Compensation Committee has determined that it is not reasonably likely that our compensation policies would have a material, adverse effect on the Company.

Our Compensation Committee considered the following elements of our compensation plans and policies when evaluating whether its plans and policies encourage its executives and employees to take unreasonable risks:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	For our cash bonus programs, awards are based on the achievement of multiple objective performance measures, thus diversifying the risk associated with any single indicator of performance.

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Awards under our cash bonus programs are also based on milestone-related measures related to clinical, research and non-financial business goals, which limits the risk associated with awarding cash bonuses based principally on financial metrics.

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Awards under our cash bonus programs can result in some compensation at levels below full target bonus amount determined for each executive officer, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•

The Company uses restricted stock as well as stock options for equity awards to provide a balanced equity portfolio to executives creating a level of diversification to withstand market fluctuations that might incent unreasonable risk if holders were limited to stock options.

•	Our Compensation Committee determines achievement levels under the Company’s cash bonus program in their discretion after reviewing Company and executive performance.

Compensation Consultants

Watson Wyatt/Towers Watson. Our Compensation Committee utilized the services of Watson Wyatt, now Towers Watson, a compensation consulting firm, to evaluate our executive officers’ salaries, cash incentive bonuses, equity-based compensation, and other compensation elements in early 2010 and to provide reports and recommendations to the Compensation Committee regarding executive compensation. This evaluation included benchmarking executive compensation against peer groups of comparable small capitalization biotechnology companies.

For compensation decisions made in early 2010, the peer group consisted of: Acadia Pharmaceuticals Inc., Alexza Pharmaceuticals, Inc., Altus Pharmaceuticals Inc., Ariad Pharmaceuticals, Inc., ARYx Therapeutics, Inc., Curis, Inc., Cytokinetics, Inc., Dyax Corp., Dynavax Technologies, Inc., Idenix Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc., Metabasis Therapeutics, Inc., Momenta Pharmaceuticals, Inc., Neurocrine Biosciences, Inc., Orexigen Therapeutics, Inc., Peregrine Pharmaceuticals, Inc., Santarus, Inc., Senomyx, Inc., Sunesis Pharmaceuticals, Inc., and Vical Incorporated.

The above group of peer companies was determined based upon an analysis of various factors such as geographic location, similar stage of clinical development programs, comparable employee headcount, market capitalization, revenue and net loss. Our Compensation Committee realizes that benchmarking the Company’s compensation against the compensation earned at comparable companies may not always be appropriate, but it believes that engaging in a comparative analysis of the Company’s compensation practices is a useful tool to understand the competitiveness of the compensation it pays its executive officers. This benchmarking indicated that the Company’s compensation of its executive officers was at or below the median of executives with similar roles at the peer companies. The Compensation Committee considered this benchmarking information as one consideration in making the 2010 compensation decisions described below, primarily to determine whether compensation paid to executive officers, in light of company and individual performance, is at, above or below the median of executive compensation among the Company’s peer group. Towers Watson was also engaged by the Compensation Committee in early 2010 to evaluate the Company’s non-employee director compensation policy. Towers Watson utilized data from the same group of peer companies to make a recommendation to the Compensation Committee regarding non-employee director compensation. Based on the benchmarking and other considerations regarding the need to attract and retain independent board members with a mix of skills and experience that would be valuable to the Company and its stockholders, the Compensation Committee recommended, and the Board of Directors approved a new non-employee directors compensation policy in June of 2010.

Radford Consulting. In the fall of 2010, our Compensation Committee retained the services of Radford Consulting, or Radford, a compensation consulting firm, to evaluate our executive officers’ salaries, cash incentive bonuses, equity-based compensation, and other compensation elements and to provide a report and recommendations to the Compensation Committee regarding executive compensation for 2010. This evaluation included establishing a new peer group of comparable small capitalization biotechnology companies. The Compensation Committee desired to establish a new group of peer companies due to the changes in the Company’s business following the merger of the Company and Neuromed and the Company’s focus on early-stage product candidates in the area of pain and inflammation. The group of peer companies was determined based upon an analysis of various factors such as similar stage of clinical development programs, comparable employee headcount, market capitalization and revenue. The Compensation Committee approved the following new peer group: Adolor Corporation, Affymax, Inc., ArQule, Inc., AVI BioPharma, Inc., Celldex Therapeutics, Inc., Dynavax Technologies Corporation, Idera Pharmaceuticals, Inc., Ligand Pharmaceuticals Incorporated, Nabi Biopharmaceuticals, Omeros Corporation, Orexigen Therapeutics, Inc., Pain Therapeutics, Inc., Pozen Inc., Progenics Pharmaceuticals, Inc. and Sangamo BioSciences, Inc. Radford used this peer group, as well as its own survey of executive compensation in the biotechnology industry to benchmark the compensation of the Company’s executive officers. This benchmarking indicated that that the Company’s compensation of its executive officers was generally at the 50th percentile for executives with similar roles at the peer companies. The Compensation Committee considered this benchmarking information as one consideration in making the year-end 2010 and 2011 compensation decisions described below, primarily to determine whether compensation paid to executive officers, in light of company and individual performance, is at, above or below the median of executive compensation among the Company’s peer group.

Roles of Executives in Establishing Compensation

Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer, our Chief Financial Officer, our Director, Human Resources and our General Counsel, who generally acts as Secretary for the meeting. At the direction of the Compensation Committee, our Chief Executive Officer and Director, Human Resources discuss with the Company’s compensation consultants the duties of each executive officer of Zalicus and provides the compensation consultants with complete historical compensation information requested by the consultants as part of their evaluation of the Company’s executive compensation programs and policies for the Compensation Committee. The information included each executive officer’s title, salary, bonus, stock option and restricted stock grants, equity holdings and benefits for the preceding three-year period. Our Chief Executive Officer and Director, Human Resources met with the members of the Compensation Committee to review the CEO’s performance and the performance of the other executive officers during the year. During these meetings, our Chief Executive Officer discussed with the members of the Compensation Committee recommendations regarding the salaries and bonuses to be paid to the executive officers of Zalicus for the fiscal year ended December 31, 2010 as well as proposed stock option grants. However, the Compensation Committee does exercise its discretion to determine all compensation paid to executive officers.

Compensation Philosophy and Executive Compensation Policies

The Zalicus executive compensation program is designed to reward, attract, retain and motivate experienced, industrious and well-qualified executive officers who will promote the Company’s research, product development, business development and financial efforts and provide long-term stockholder value. In establishing executive compensation levels, the Compensation Committee is guided by a number of considerations. In making compensation determinations and reviewing comparative data, the compensation committee reviews total direct compensation in its totality, assigning dollar values to each of the elements of such compensation, including base salary, annual cash bonus award targets and long-term stock-based incentive awards. The committee generally allocates a greater percentage of total direct compensation to long-term stock-based incentive awards in acknowledgment of the unique challenges present in the biopharmaceutical industry and in order to reinforce the alignment of interests between our executive officers and our stockholders.

In determining the level and composition of compensation of each of our executive and other officers, we take into account various qualitative and quantitative indicators of corporate and individual performance. In establishing compensation levels, the Compensation Committee also evaluates each officer’s individual performance using certain objective and subjective criteria, which may vary for each executive officer based on his business group or area of responsibility. Objective criteria may include continued discovery and advancement of new product candidates, development and progress towards commercialization of our product candidates, implementation of financing strategies and establishment of strategic development collaborations with third parties, and meeting pre-clinical or clinical milestone objectives. Subjective performance criteria may include an executive officer’s ability to motivate others, develop the skills necessary to facilitate the growth of Zalicus as it matures, recognize and pursue new business opportunities and initiate programs to enhance the Company’s growth and success. In addition, the Compensation Committee recognizes performance and achievements that are more difficult to quantify, such as the successful execution of major corporate projects such as mergers or divestitures. The Compensation Committee also considers the Company’s overall long-term and short-term performance when establishing compensation parameters. In making its evaluations, the Compensation Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

In setting compensation policies and determining compensation levels, the Compensation Committee also recognizes and takes into account the high demand for well-qualified personnel in the biotechnology industry. Given such demand, the Compensation Committee strives to maintain total compensation levels which are competitive with the compensation of other executives in the biotechnology and pharmaceutical industry. To that end, the Compensation Committee reviews data obtained from a generally available outside survey of compensation and benefits in the biotechnology industry prepared by our compensation consultants, the peer-based benchmarking information provided by our compensation consultants and personal knowledge regarding executive compensation at comparable companies.

The Compensation Committee believes that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Accordingly, the Compensation Committee to date has sought to provide a significant portion of total executive compensation in the form of stock options and restricted stock unit grants. The Compensation Committee has not, however, targeted a range or specific number of options for each executive position. Instead, it makes its decisions based on its evaluation of the above-mentioned surveys and the general experience of the Compensation Committee members.

Key Elements of Compensation

The major elements of the Zalicus compensation program are base salary, discretionary annual cash bonuses, stock option grants, restricted stock or restricted stock unit grants and deferred compensation. In connection with the merger with Neuromed on December 21, 2009, Zalicus also assumed additional compensation elements under Neuromed’s compensation programs, including performance-based cash bonuses and restricted stock unit awards. In general, Zalicus fixes the base salary of each of our executives at a level that we believe enables us to hire and retain individuals in a competitive environment and rewards individual performance and contribution to our overall business goals. We design the cash bonuses for each of our executives to focus them on achieving key regulatory, clinical, research, business and/or financial objectives within a yearly time horizon. We use stock options and restricted stock or restricted stock unit grants to reward long-term performance, to incent executive officers to attain multi-year goals and as retention tools. These stock options and restricted stock unit awards are intended to produce significant value for each executive if the Company’s performance is outstanding and if the executive has an extended tenure. Finally, we have implemented a non-qualified deferred compensation plan to provide an additional long-term retention incentive for executives and senior managers due to the regulatory limitations imposed on matching contributions on contributions made by these individuals to the Zalicus qualified 401(k) Plan.

We view these components of our executive compensation as related but distinct. The Compensation Committee believes that compensation components must work together to enable the creation and preservation of stockholder value over both short-term and long-term periods. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the compensation consultant evaluations referred to above. Zalicus believes that, as is common in the biotechnology sector, stock option and other equity awards are a significant motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently-paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. Because of the small size of our executive management team, we believe this approach allows us to more appropriately tailor each executive’s compensation to retain that executive or to attract new executives as necessary.

Our Compensation Committee’s current intent is to perform an annual strategic review of our executive officers’ cash compensation and share and option holdings to determine whether they provide adequate incentives and motivation to our executive officers to meet corporate goals and provide value to stockholders and whether they adequately compensate our executive officers relative to comparable officers in other companies. The Compensation Committee does exercise its discretion to determine all compensation paid to executive officers.

We account for the equity compensation expense for our employees under the rules of SFAS 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. Section 162(m) provides an exception for qualifying “performance-based” compensation, including compensation attributable to certain stock options. The Company expects to keep “nonperformance-based” compensation within the $1 million limit in order that all executive compensation will be fully deductible; however, the valuation of stock option and restricted stock grants in the future is uncertain and may cause nonperformance-based compensation to exceed the deductibility limit. Although the Compensation Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as “performance-based” compensation. It is not anticipated that any executive officer’s annual compensation will exceed $1 million, and the Company has accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Code.

Base Salary

The Compensation Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at other biotechnology companies of comparable size and stage of development. As part of this process, the Compensation Committee takes into account the base salaries paid by similarly situated companies in the field of biotechnology and the base salaries of other private and public companies with which we believe we compete for talent. Increases in annual salaries are based on demonstrated levels of core job competency, effectiveness in performing essential job requirements and competitive base salary position compared to the relevant market. The Compensation Committee does not use a specific formula based on these criteria but instead uses its discretion to make an evaluation of each executive officer’s contributions in light of all such criteria.

Discretionary Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but to date have been awarded from time to time, generally annually, only at the discretion of the Compensation Committee. Cash bonuses are used to bring annual cash compensation into a competitive range with our peer group of companies and to reward high performance.

As part of the compensation procedures, each year the Compensation Committee establishes a target cash bonus amount for each executive based on achievement of corporate goals. These goals are established and approved by the Compensation Committee on an annual basis and include specific objectives generally relating to the achievement of clinical, research, regulatory, business and/or financial milestones including success in conducting clinical trials, entering into new collaboration agreements, progress with research and preclinical development or success in attracting capital. The achievement of these objectives by Zalicus and its executive officers and their relative weightings are relevant to the Compensation Committee’s decision-making with respect to the cash bonuses and overall compensation but are not the sole basis for the Compensation Committee’s determination of executive compensation.

Stock Options and Restricted Common Stock Awards

Grants of stock options and awards of restricted common stock or restricted stock units under the Zalicus equity compensation plans are designed to align the long-term interests of our executives with Zalicus stockholders and to assist in the retention of executives. As stock options granted by the Company generally become exercisable over a four-year period and forfeiture provisions with respect to restricted common stock awards generally lapse over a four-year period, their ultimate value is dependent upon the long-term appreciation of the Zalicus stock price and the executive’s continued employment with Zalicus. In addition, grants of stock options and awards of restricted common stock may result in an increase in executive officers’ equity interests in Zalicus, thereby providing such persons with the opportunity to share in the future value they are responsible for helping to create.

When granting stock options and awarding restricted common stock or restricted stock units, the Compensation Committee considers the relative performance and contributions of each executive officer compared to that of other officers within Zalicus with similar levels of responsibility. The number of options and awards granted to each executive officer is generally determined by the Compensation Committee subjectively on the basis of data obtained from a generally available outside survey of stock option grants and restricted common stock awards in the biotechnology industry, the benchmarking information provided by our compensation consultants and the personal knowledge of the Compensation Committee members regarding executive stock options and restricted common stock awards at comparable companies.

The authority to make equity grants and cash bonus awards to executive officers rests with our Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of its Chief Executive Officer in setting the compensation of our other executives. All of our stock option and restricted stock grants to our executive officers since our initial public offering on November 9, 2005 have been made under our Amended and Restated 2004 Equity Incentive Plan. We determine the exercise price of our stock option grants based on the closing market value of our common stock as reported on the Nasdaq Global Market on the date of grant.

We do not have any program, plan or obligation that requires us to grant equity or bonus compensation to any executive on specified dates. The Compensation Committee has adopted and maintained a practice to generally award stock options only at specific times in order to avoid any claim that grants to executive officers were initiated during periods potentially advantageous to them. Typically, during its January or February meeting, the Compensation Committee grants stock options to a broad group of employees, including executive officers, in amounts determined by the Compensation Committee. Other than the annual grants described above, the Compensation Committee will only consider additional grants for new employees, employees who are promoted or granted additional responsibilities or, more rarely, employees who have performed at a level that warrants recognition.

Nonqualified Deferred Compensation Plan

Effective December 1, 2007, the Compensation Committee approved the Company’s nonqualified deferred compensation plan, or the NQ Plan, a non-qualified tax-deferred compensation plan in which certain senior managers and officers of Zalicus may participate. The NQ Plan provides a tax-favorable vehicle for deferring cash compensation, including base salary and bonus awards. Under the NQ Plan, each year a participant may defer up to 25% of his or her base salary and up to 100% of his or her annual cash bonus pay. Each participant will at all times be vested in the portion of his or her account attributable to the compensation the participant has elected to defer under the NQ Plan. Zalicus has established a special account for each participant; however, the obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation of Zalicus and rank on parity with other unsecured and unsubordinated indebtedness of Zalicus from time to time outstanding.

Zalicus may also credit to the account of each eligible participant who makes deferrals under the NQ Plan a matching contribution in an amount equal to 100% of the deferrals contributed by the participant for such plan year, up to a maximum amount equal to four percent (4%) of each such participant’s cash compensation for such year, less the amount of matching contributions made to Zalicus’s qualified 401(k) Plan for such year on behalf of such participant. In order to be eligible for a matching contribution for a given year, a participant must be employed by Zalicus on the date the matching contribution is credited to the NQ Plan, which is typically the January or February following a participant’s election, and have deferred the maximum amount permitted under the tax-qualified Section 401(k) Plan for such year. A participant will become 100% vested in any employer contributions credited to his or her account upon the participant’s death, disability or a change in control (as defined in the NQ Plan). Deferred balances are credited to each participant’s account under the NQ Plan and will be credited, at periodic intervals, with earnings that track the actual rate of return for such period realized by the investment fund or funds or index or indices selected by such participant from the range of investment vehicles offered under the NQ Plan. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years upon separation from service or up to five years for scheduled in-service withdrawals.

Mr. Renz elected to participate in the NQ Plan in the 2008, 2009 and 2010 plan years and Dr. Gallen and Mr. Renz elected to participate in the 2011 plan year.

Other Benefits

Zalicus’s executive officers are eligible to participate in all of Zalicus’s employee benefit plans, such as medical, dental, group life and disability insurance, its 401(k) plan with matching contributions, in each case on the same basis as Zalicus’s other employees. There were no special benefits or perquisites provided to any executive officer in 2010.

Compensation Determinations and Corporate and Individual Performance Criteria.

January, February and March 2010 Compensation Determinations for Current Named Executive Officers

The Compensation Committee met throughout January and February of 2010. During these meetings, the Compensation Committee received the recommendations of Dr. Corrigan and reviewed the Towers Watson evaluation and considered executive compensation in the context of the recently completed merger and the uncertainty around the timing and likelihood of FDA approval of Exalgo on its February 2010 PDUFA date.

The Company completed its merger with Neuromed on December 21, 2009, at which point, Dr. Gallen became an executive officer of the Company. On January 5, 2010, Dr. Corrigan was appointed the President and Chief Executive Officer of the Company. In connection with his appointment as the President and Chief Executive Officer of the Company, on January 15, 2010, the Company awarded Dr. Corrigan an option to purchase 1,500,000 shares of common stock with an exercise price of $0.95 per share and restricted stock units, or RSUs, for 750,000 shares of common stock. The stock option is subject to time-based vesting criteria while the RSUs were subject to both performance-based vesting, related to the FDA approval of the product candidate Exalgo, and time-based vesting criteria. Subject to Dr. Corrigan’s continued employment, 25% of the stock option vested on January 15, 2011 and 6.25% of the stock option will vest each quarterly anniversary thereafter. Forfeiture restrictions on all 750,000 of the RSUs would lapse if the FDA approved Exalgo on or before September 30, 2010. The FDA approved Exalgo on March 1, 2010, triggering the performance-base vesting on

750,000 of the RSUs. As a result, 187,500 shares of common stock subject to the RSUs vested on January 15, 2011 and will vest on each of the three anniversaries thereafter if Dr. Corrigan remains employed by Zalicus on the respective vesting date. Notwithstanding the above-described vesting criteria, 100% of Dr. Corrigan’s stock options and RSUs will vest if Dr. Corrigan is terminated without cause or resigns for good reason within 24 months of a change of control of Zalicus. Towers Watson provided the Compensation Committee with benchmarking and value information regarding Dr. Corrigan’s stock option and RSU grants, as well as the other elements of his compensation package that were ultimately reflected in his employment agreement.

On January 15, 2010, the Company awarded Mr. Renz an option to purchase 350,000 shares of common stock with an exercise price of $0.95 per share. Subject to Mr. Renz’s continued employment, 25% of the stock option vested on January 15, 2011 and 6.25% of the stock option will vest each quarterly anniversary thereafter. On January 15, 2010, the Company awarded Mr. Cole an option to purchase 350,000 shares of common stock with an exercise price of $0.95 per share. Subject to Mr. Cole’s continued employment, 25% of the stock option vested on January 15, 2011 and 6.25% of the stock option will vest each quarterly anniversary thereafter. On January 15, 2010, the Company awarded Dr. Gallen an option to purchase 180,000 shares of common stock with an exercise price of $0.95 per share, vesting on a monthly basis subject to continued employment until January 15, 2011. All such shares have fully vested.

The grants of stock options in January 2010 to the named executive officers coincided with grants of stock options to all of the Company’s employees, which ordinarily occur in January of each year. The Compensation Committee wanted to provide option grants to all of the employees of the Company following the closing of the Neuromed merger transaction to reward employees for their performance during 2009, including efforts to complete the merger transaction, and to provide all employees, including the named executive officers, with long-term equity interests in the merged company. The Compensation Committee wanted to defer action on salary changes and cash incentive bonus compensation until the FDA acted on the NDA for Exalgo, which was to occur on March 1, 2010.

Exalgo was approved by the FDA on March 1, 2010, resulting in a $40.0 million milestone payment from Covidien to the Company, and the release of shares of the Company’s common stock from an escrow arrangement established in the Neuromed merger. At its March 2, 2010 meeting, the Compensation Committee, consistent with the recommendations of Dr. Corrigan and the data provided by Towers Watson, determined that the 2010 base salaries for Dr. Gallen, Mr. Cole and Mr. Renz should each be increased to $375,000, $320,000 and $290,000, respectively.

Following the FDA approval of Exalgo in March of 2010, the Company’s Board of Directors and Compensation Committee finalized 2010 corporate goals and target cash bonus amounts. The 2010 target cash bonus amount for each of the current Zalicus named executive officers was as follows:

•	Mark H.N. Corrigan, President and Chief Executive Officer: up to 50% of base salary

•	Christopher C. Gallen, Executive Vice President, Research and Development: up to 40% of base salary

•	Justin A. Renz, Senior Vice President, Chief Financial Officer and Treasurer: up to 40% of base salary

•	Jason F. Cole, Senior Vice President and General Counsel: up to 40% of base salary

The target cash bonus amounts for each of these executive officers for 2010 were set at these levels to reflect the varying levels of operational responsibility held by these officers, as well as to provide an incentive to achieve the Company’s 2010 corporate goals. For Dr. Corrigan, 100% of his target cash bonus was tied to the 2010 corporate goals, and for Dr. Gallen, Mr. Renz and Mr. Cole, 60% of their target cash bonus was tied to the 2010 corporate goals, and 40% was tied to individual goals.

January and February 2011 Compensation Determinations for Current Named Executive Officers

The Compensation Committee met throughout December 2010 and January and February of 2011. During these meetings, the Compensation Committee received the recommendations of Dr. Corrigan and reviewed the Radford evaluation and considered executive compensation.

The approved Zalicus corporate goals for bonus and other compensation for 2010 were:

•	Obtain FDA approval of Exalgo (20% weighting);

•	Initiate a clinical start with one existing program (20% weighting);

•	Identify and advance lead and back-up Ion channel compounds (15% weighting);

•	Enter into a second cHTS technology platform transaction (10% weighting);

•	Identify an attractive clinical product candidate to license or acquire (25% weighting);

•	Cash operating expenses for the year ended December 31, 2010 between $28 million and $32 million (5% weighting); and

•	Successfully recruit new senior management employees (5% weighting).

The Compensation Committee’s compensation determinations in February 2011 reflected its assessment that the Company achieved its objectives in obtaining FDA approval of Exalgo, identifying and advancing lead and back-up Ion channel compounds, maintaining target cash operating expenses and recruiting new senior management employees, but that the Company partially achieved its objectives relating to initiating a clinical start with an existing program, and did not meet its objectives of entering into a second substantial cHTS technology platform transaction or identification of a clinical product candidate. Taking into account the balance of factors described above, it was the compensation committee’s assessment that our overall corporate goals were achieved at the 75% level.

The Compensation Committee’s determinations for Dr. Corrigan were based entirely upon its determination of relative achievement of the year’s corporate goals, together with the Compensation Committee’s assessment of his strategic and operational leadership. For other named executive officers, the Compensation Committee based its determinations principally upon its determination of achievement of the year’s corporate goals at the 75% level, but also took into account, to a lesser extent, each executive officer’s individual contributions towards the achievement of such corporate goals and their achievement of their individual goals, together with Dr. Corrigan’s and the Compensation Committee’s independent assessment of each executive officer’s overall performance and contributions to the company during the year. In the case of Dr. Gallen, the Compensation Committee took into account his contributions toward the FDA approval of Exalgo, the advancement of Synavive toward entry into the clinic, the identification and advancement of multiple Ion channel product candidates, and his efforts to support cHTS business development and product in-licensing efforts. In the case of Mr. Renz, the Compensation Committee took into account his assumption of responsibility for investor relations and other areas of increased operating responsibility, in addition to his high level of performance as the Company’s principal financial and accounting officer. In the case of Mr. Cole, the Compensation Committee took into account his contributions in overseeing legal and intellectual property matters, as well as his strategic and operational leadership. Based on the assessment by the Compensation Committee of the achievement of the Zalicus 2010 corporate goals and individual goals, utilizing its discretion, Dr. Corrigan was paid a cash bonus of $168,750 (75% of his target level), Dr. Gallen was paid a cash bonus of $114,900 (77% of his target level), Mr. Renz was paid a cash bonus of $93,032 (80% of his target level) and Mr. Cole was paid a cash bonus of $111,360 (87% of his target level).

At its February 8, 2011 meeting, the Compensation Committee, consistent with the recommendations and information provided by Radford, and its independent evaluations, determined that the 2011 base salary for Dr. Corrigan, Dr. Gallen, Mr. Renz and Mr. Cole should be increased to $463,500, $380,625, $302,000 and $332,000, respectively.

On February 8, 2011, the Compensation Committee also made multiple awards of stock options to the named executive officers, as follows:

•

Dr. Corrigan, Mr. Renz and Mr. Cole were awarded options to purchase 300,000, 100,000 and 100,000 shares of Zalicus common stock, respectively, at an exercise price of $2.65 per share, whereby 25% of the stock option will vest on February 8, 2012 and 6.25% of the stock option will vest each quarterly anniversary thereafter, subject to continued employment.

•

Dr. Corrigan, Dr. Gallen, Mr. Renz and Mr. Cole were awarded options to purchase 125,000, 500,000, 40,000 and 40,000 shares of Zalicus common stock, respectively, at an exercise price of $2.65 per share, whereby 25% of the stock option will vest on the first date on or prior to December 31, 2012 when the Phase 2b clinical trial of Synavive in rheumatoid arthritis provides positive data on its primary and secondary endpoints, 25% of the stock option will vest one year after such initial vesting date, and 50% of the stock option will vest two years after such initial vesting date, subject to continued employment.

•

Dr. Corrigan, Dr. Gallen, Mr. Renz and Mr. Cole were awarded options to purchase 125,000, 500,000, 40,000 and 40,000 shares of Zalicus common stock, respectively, at an exercise price of $2.65 per share, whereby 25% of the stock option will vest on the first date on or prior to June 30, 2013 when a Phase 2 clinical trial of an Ion channel modulator has been successfully completed, 25% of the stock option will vest one year after such initial vesting date, and 50% of the stock option will vest two years after such initial vesting date, subject to continued employment.

In making its determinations regarding these stock option grants, the Compensation Committee considered the recommendations of Dr. Corrigan, data provided by Radford relating to stock option utilization at comparable companies, relative stock ownership of the named executive officers, and best practices relating to stock options with performance-based vesting criteria. The Compensation Committee awarded grants with time-based vesting only to Dr. Corrigan and Messrs. Renz and Cole, largely due to Dr. Gallen’s significant existing equity ownership and the Compensation Committee’s desire to provide the other executive officers with additional long-term equity incentives. The Compensation Committee also provided stock option grants with the performance-based criteria described above, as the Compensation Committee believes that the goals associated with the performance criteria have the potential to generate significant short and long-term stockholder value if such goals are met, and the Compensation Committee determined that the named executive officers should receive additional long-term equity incentives in the event of that success. The relative allocations of the performance-based stock options among the named executive officers reflects Dr. Gallen’s primary responsibility, and Dr. Corrigan’s oversight responsibility, for the achievement of these important clinical development goals.

On February 8, 2011, the Company’s Board of Directors set 2011 corporate goals and the compensation committee set target cash bonus amounts. The approved Zalicus corporate goals for bonus and other compensation for 2011 are:

•	Initiate and enroll Phase 2b clinical trial of Synavive in rheumatoid arthritis (35% weighting);

•	Advance one or more Ion channel modulators into the clinic (25% weighting);

•	Obtain significant funded Ion channel discovery collaboration and generate new Ion channel leads (15% weighting);

•	Obtain additional cHTS collaborations and execute on existing collaborations with Novartis and pilot partners (10% weighting); and

•	Achieve certain cash and cash equivalent balances for the year ended December 31, 2011 (15% weighting).

Each of these goals have separate minimum, target and maximum achievement levels, which, along with our target year-end cash balance goal, constitute confidential commercial or financial information of Zalicus, which if disclosed, could cause competitive harm to Zalicus. In addition, individual objective and subjective goals and criteria for each of the Zalicus executive officers other than the Chief Executive Officer have been determined by the Chief Executive Officer, which, if disclosed, could cause competitive harm to Zalicus. For these executive officers 60% of their target cash incentive compensation is tied to the corporate goals described above, and the remainder is tied to individual goals. The target cash incentive bonus amount for each of the current Zalicus named executive officers is as follows:

•	Mark H.N. Corrigan, President and Chief Executive Officer: up to 50% of base salary

•	Christopher C. Gallen, Executive Vice President, Research and Development: up to 40% of base salary

•	Justin A. Renz, Senior Vice President, Chief Financial Officer and Treasurer: up to 40% of base salary

•	Jason F. Cole, Senior Vice President and General Counsel: up to 40% of base salary

The target cash bonus amounts for each of these executive officers for 2011 were set at these levels to reflect the varying levels of operational responsibility held by these officers, as well as to provide an incentive to achieve the Zalicus 2011 corporate goals.

Conclusion

The Compensation Committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for stockholders. The Compensation Committee believes the idea of creating ownership in Zalicus helps align management’s interests with the interests of stockholders. The Compensation Committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the Compensation Committee feels it is necessary and/or appropriate as a measure to incentivize, retain and/or reward Zalicus executive officers.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to the Zalicus “principal executive officer” (and anyone who served in that role during fiscal 2010), our “principal financial officer” and our other executive officers as of December 31, 2010 (our “named executive officers”) for the years ended December 31, 2010, 2009 and 2008:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Mark H.N. Corrigan(3)	2010	446,827	712,500		1,172,100		168,750	(4)	9,800	(5)	2,509,977
President and Chief Executive Officer	2009	—	76,896	(6)	—		—		—		76,896

Christopher C. Gallen(7)	2010	375,000	—		140,652		364,900	(4)(8)	9,800	(9)	890,352
Executive Vice President, Research and Development	2009	9,861	384,479	(10)	—		50,000	(11)	—		444,340

Justin A. Renz(12)	2010	290,000	—		273,490		93,032	(4)	93,321	(13)	749,843
Senior Vice President and Chief Financial Officer

Jason F. Cole	2010	320,000	—		273,490		111,360	(4)	84,800	(14)	789,650
Senior Vice President and General Counsel	2009	302,820	—		0	(15)	150,000	(10)	84,800	(16)	537,620
	2008	294,000	114,250	(17)	342,301		51,450	(13)	9,200	(19)	811,201

(1)

Amount reflects the grant date fair value of the named executive officer’s awards of restricted common stock or restricted stock units, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized by the executive. See notes 2 and 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 16, 2009 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2008, note 10 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 26, 2010 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2009 and note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 15,

2011 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2010.

(2)	Amount reflects the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized by the executive. See notes 2 and 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 16, 2009 for a discussion of assumptions made by the Company in determining the grant date fair value of our stock option grants for the fiscal year ended December 31, 2008, note 10 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 26, 2010 for a discussion of assumptions made by the Company in determining the grant date fair value of our stock option grants for the fiscal year ended December 31, 2009 and note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 15, 2011 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2010.

(3)	Dr. Corrigan was appointed President and Chief Executive Officer on January 5, 2010, and served on the Board of Directors beginning on December 21, 2009. Other than his compensation as a director, compensation information is not provided for Dr. Corrigan for the fiscal years ended December 31, 2008 or 2009, as Dr. Corrigan was not yet a named executive officer as of the end of such fiscal years.

(4)	Amounts for performance during the fiscal year ended December 31, 2010 were determined by the Compensation Committee on February 8, 2011 and paid in February 2011.

(5)	The amount includes payment of matching contributions under our 401(k) plan of $9,800.

(6)	Represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of a restricted stock unit award for 71,865 shares of Zalicus common stock made to Dr. Corrigan on December 21, 2009 under the Neuromed Special Equity Incentive Plan in connection with Dr. Corrigan’s prior service on the Neuromed Board of Directors.

(7)	Dr. Gallen was appointed President and Chief Executive Officer on December 21, 2009 and served in that capacity until January 5, 2010, at which time he was appointed Executive Vice President, Research and Development. Compensation information for 2009 is provided only for the period of time Dr. Gallen was employed by the Company, and does not include compensation paid to Dr. Gallen in connection with his employment by Neuromed prior to its merger with the Company on December 21, 2009. Compensation information is not provided for Dr. Gallen for the fiscal year ended December 31, 2008, as Dr. Gallen was not a named executive officer as of the end of such fiscal year.

(8)	Includes a $250,000 payment payable pursuant to an award agreement with Neuromed which was assumed by Zalicus in the Neuromed merger, relating to the approval by the United States Food and Drug Administration, or FDA, of the New Drug Application for Exalgo on March 1, 2010.

(9)	The amount includes payment of matching contributions under our 401(k) plan of $9,800.

(10)	Represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of a restricted stock unit award for 359,326 shares of Zalicus common stock made to Dr. Gallen on December 21, 2009 under the Neuromed Special Equity Incentive Plan in connection with Dr. Gallen’s prior service as the President and Chief Executive Officer of Neuromed.

(11)	Bonus amounts for performance during the fiscal year ended December 31, 2009 were determined by the Compensation Committee on March 2, 2010 and paid in March 2010.

(12)	Compensation information is not provided for Mr. Renz for the fiscal years ended December 31, 2008 and 2009, as Mr. Renz was not a named executive officer as of the end of such fiscal year.

(13)	Includes a retention payment of $75,000 to Mr. Renz that became payable as a result of his remaining employed by the Company until January 15, 2010. The amount also includes payment of matching contributions under our 401(k) plan of $9,800 and deferred compensation plan of $8,521.

(14)	Includes a retention payment of $75,000 to Mr. Cole that became payable as a result of his remaining employed by the Company until January 15, 2010. The amount also includes payment of matching contributions under our 401(k) plan of $9,800.

(15)	As part of the Company’s option exchange program, which closed on December 21, 2009, Mr. Cole exchanged options exercisable for 333,750 shares of common stock, and was issued new options exercisable for 205,484 shares of common stock. The option exchange program was designed to be a value-for-value exchange resulting in no incremental accounting cost for the newly issued options, as a result, no incremental fair value is reported above.

(16)	Includes a retention payment of $75,000 to Mr. Cole that became payable as a result of his remaining employed by the Company until April 1, 2009. The amount also includes payment of matching contributions under our 401(k) plan of $9,800.

(17)	Represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of an award of 25,000 shares restricted stock made to Mr. Cole on January 15, 2008.

(18)	Amounts for performance during the fiscal year ended December 31, 2008 were determined by the Compensation Committee on January 7, 2009 and paid in January 2009.

(19)	The amount includes payment of matching contributions under our 401(k) plan of $9,200.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based equity awards during the fiscal year ended December 31, 2010 to the Company’s named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards (3)
Mark H. N. Corrigan		225,000
President and Chief Executive	1/15/10	—	—		1,500,000	(4)	0.95	$1,172,100
Officer	1/15/10	—	750,000	(5)	—		—	$712,500

Christopher C. Gallen		150,000
Executive Vice President,	1/15/10	—	—		180,000	(6)	0.95	$140,652
Research and Development

Justin A. Renz		116,000
Senior Vice President and	1/15/10	—	—		350,000	(4)	0.95	$273,490
Chief Financial Officer

Jason F. Cole		128,000
Senior Vice President and	1/15/10	—	—		350,000	(4)	0.95	$273,490
General Counsel

(1)	Represents the target amount of each executive’s cash incentive bonus for 2010, as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above. Actual payments made are provided in the “Summary Compensation Table.”

(2)	The exercise price of these stock options granted is determined by the Company based on the closing price of its common stock on the Nasdaq Global Market on the grant date.

(3)	Represents the grant date fair value of the named executive officer’s stock options or restricted stock units, calculated in accordance with FASB ASC Topic 718 and in the case of stock options, using a Black-Scholes valuation model. For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based vesting conditions.

(4)	The options vested with respect to 25% of the shares on January 15, 2011, with the remainder vesting in increments of 6.25% at the end of each three-month period thereafter.

(5)	The restricted stock units vested with respect to 25% of the shares on January 15, 2011 and will vest on each anniversary date thereafter.

(6)	The options vested with respect to 15,000 shares on February 15, 2010 and each month thereafter until January 15, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of stock options and grants of unvested restricted stock and restricted stock unit awards outstanding on December 31, 2010, the last day of our fiscal year, to each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mark H.N. Corrigan	—	—		—	—	750,000		1,185,000
President and Chief Executive Officer	—	1,500,000	(2)	0.95	01/15/20	—		—

Christopher C. Gallen	165,000	15,000	(3)	0.95	—	—		—
Executive Vice President, Research and Development

Justin A. Renz	35,547	8,204	(4)	1.07	09/25/16	—		—
Senior Vice President and Chief Financial Officer	3,275	1,488	(5)	1.07	01/17/17	—		—
	13,462	17,308	(6)	1.07	01/15/18	—		—
	4,808	10,577	(7)	1.07	07/15/18	—		—
	13,125	16,875	(8)	0.41	03/02/19	—		—
	—	350,000	(2)	0.95	01/15/20	—		—

Jason F. Cole	—	—		—	—	12,500	(9)	19,750
Senior Vice President and General Counsel	44,644	2,976	(10)	1.07	01/23/16	—		—
	4,837	1,117	(11)	1.07	07/12/16	—		—
	18,416	8,371	(12)	1.07	01/17/17	—		—
	4,395	3,418	(13)	1.07	07/11/17	—		—
	32,813	42,188	(14)	1.07	01/15/18	—		—
	13,222	29,087	(15)	1.07	07/15/18	—		—
	—	350,000	(2)	0.95	01/15/20	—		—

(1)	The market value of the restricted stock and restricted stock unit awards is determined by multiplying the number of shares by $1.58, the closing price of our common stock on the Nasdaq Global Market on December 31, 2010, the last trading day of 2010.

(2)	The options vested with respect to 25% of the shares on January 15, 2011, with the remainder vesting in increments of 6.25% at the end of each three-month period thereafter.

(3)	The remainder of the option vested on January 15, 2011.

(4)	The options vested for 32,813 shares on December 21, 2010 and 2,734 shares on each of December 25, 2010 and March 25, 2011 and will vest for approximately 2,734 shares quarterly thereafter.

(5)	The options vested for 3,275 shares on December 21, 2010 and 298 shares on January 17, 2011 and will vest for approximately 298 shares quarterly thereafter.

(6)	The options vested for 13,462 shares on December 21, 2010 and 1,923 shares on January 15, 2011 and will vest for approximately 1,923 shares quarterly thereafter.

(7)	The options vested for 4,808 shares on December 21, 2010 and 962 shares on January 15, 2011 and will vest for approximately 962 shares quarterly thereafter.

(8)	The options vested with respect to 7,500 shares on March 2, 2010, with the remainder vesting in increments of 6.25% at the end of each three-month period thereafter.

(9)	Subject to certain conditions specified in the relevant Restricted Stock Award Agreement, the restricted stock vested with respect to 25% of the shares on January 26, 2009, with the remainder vesting in increments of 25% on each January 26 thereafter.

(10)	The options vested for 44,644 shares on December 21, 2010 and 2,976 shares on January 23, 2011.

(11)	The options vested for 4,837 shares on December 21, 2010 and 372 shares on January 12, 2011 and will vest for approximately 372 shares quarterly thereafter.

(12)	The options vested for 18,416 shares on December 21, 2010 and 1,674 shares on January 17, 2011 and will vest for approximately 1,674 shares quarterly thereafter.

(13)	The options vested for 4,395 shares on December 21, 2010 and 488 shares on January 11, 2011 and will vest for approximately 488 shares quarterly thereafter.

(14)	The options vested for 32,813 shares on December 21, 2010 and 4,688 shares on January 15, 2011 and will vest for approximately 4,688 shares quarterly thereafter.

(15)	The options vested for 13,222 shares on December 21, 2010 and 2,644 shares on January 15, 2011 and will vest for approximately 2,644 shares quarterly thereafter.

Option Exercises and Stock Vested

The following table shows the number of shares that vested under restricted stock and restricted stock unit awards held by each named executive officer during the year ended December 31, 2010. The named executive officers did not exercise any outstanding stock options during the year ended December 31, 2010.

	Stock Awards
Name	Number of shares acquired on vesting(#)	Value realized on vesting($)
Mark H. N. Corrigan	71,865	79,770	(1)
Christopher C. Gallen	359,326	398,851	(2)
Justin A. Renz	—	—
Jason F. Cole	6,250	6,687	(3)

(1)	Value realized on vesting of restricted stock unit does not represent proceeds from the sale of the vested common stock, but is determined by multiplying the number of shares that vested on March 1, 2010 upon the FDA approval of Exalgo by $1.11, the closing price of our common stock on the Nasdaq Global Market on March 1, 2010. The restricted stock units were issued on December 21, 2009 under the Neuromed Special Equity Incentive Plan in connection with Dr. Corrigan’s prior service on the Neuromed Board of Directors.

(2)	Value realized on vesting of restricted stock unit does not represent proceeds from the sale of the vested common stock, but is determined by multiplying the number of shares that vested on March 1, 2010 upon the FDA approval of Exalgo by $1.11, the closing price of our common stock on the Nasdaq Global Market on March 1, 2010. The restricted stock units were issued on December 21, 2009 under the Neuromed Special Equity Incentive Plan in connection with Dr. Gallen’s prior service as the President and Chief Executive Officer of Neuromed.

(3)	Value realized on vesting of restricted stock awards does not represent proceeds from the sale of the vested common stock, but is determined by multiplying the number of shares that vested on January 26, 2010 by $1.07, the closing price of our common stock on the Nasdaq Global Market on January 26, 2010.

Nonqualified Deferred Compensation Plan

The following table shows the executive contributions, earnings and account balances for the named executive officers under the NQ Plan as of December 31, 2010.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contribution in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Mark H. N. Corrigan	$—	$—	$—	$—	$—
Christopher C. Gallen	$—	$—	$—	$—	$—
Justin A. Renz(5)	$10,000	$8,521	$1,593	$13,987	$20,271
Jason Cole	$—	$—	$—	$—	$—

(1)	Executive contribution amounts are included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	In accordance with the terms of the NQ Plan, Zalicus’s matching contributions for amounts deferred by Mr. Renz for the 2010 plan year were funded by Zalicus in February 2011, and represented $8,521, which amount is included as “All Other Compensation” for Mr. Renz in the Summary Compensation Table.

(3)	The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of determining the notional investment return on his or her account balance for the fiscal year ended December 31, 2010.

(4)	Although 15 investment funds are available for selection by a participant under our NQ Plan, the investment selections made by the participants for the 2010 fiscal year were concentrated primarily in the 4 investment funds named below.

The rate of return for each fund for investments by participants during the fiscal year ended December 31, 2010 was as follows:

Name of Fund	% Rate of Return
Premier Enhanced Individual Value Fund	13.9%
Premier Focused International	8.0%
Select Focused Value	21.3%
Select Indexed Equity	14.3%

(5)	Mr. Renz elected to have $3,600 of his 2010 base salary contributed to the NQ Plan, $3,450 of which was funded into the NQ Plan during the fiscal year ended December 31, 2010 and elected to have $6,400 of his 2010 bonus compensation contributed to the NQ Plan, which amount was not funded into the NQ Plan until his bonus compensation was paid in February 2011, and such amounts did not accrue investment earnings during the fiscal year ended December 31, 2010.

Employment Agreements and Severance and Change in Control Arrangements

Each of our named executive officers is party to a written employment arrangement with the Company. Our original employment agreements with Mr. Renz and Mr. Cole were approved by our Board of Directors or Compensation Committee and were entered into in 2006 soon after our initial public offering in November of 2005, and were substantively amended as part of the Company’s 2008 Retention Program. The offer letter with Dr. Gallen was entered into with Neuromed in 2004 when it was a private company, and has been assumed by the Company as part of the Company’s merger with Neuromed. Dr. Corrigan’s employment agreement was entered into in early 2010 following the Company’s merger with Neuromed and his appointment as the Company’s President and Chief Executive Officer. As a result, the specific termination, severance, change-in-control and other terms of these agreements vary in a number of ways. The terms of these agreements resulted primarily from the need to attract the particular executive to work for the Company or to retain the particular executive over the course of employment with Zalicus as the company underwent changes in size and scope, or its business needs changed.

Our Board of Directors and the Compensation Committee determined that employment agreements with key executive officers are necessary and desirable to accomplish a variety of objectives. Each of the employment agreements with our executive officers has a provision providing for certain severance benefits in the event of the termination of the executive officer’s employment by Zalicus without cause, or by the executive officer with good reason (both as defined in such agreements), and in some cases a provision providing for the acceleration of the named executive officer’s then unvested options and restricted stock in the event of termination without cause or by the executive officer with good reason. The employment agreements also contain change of control benefits that are structured on a “double-trigger” basis, meaning that before an executive officer can receive a change of control payment: (1) a change of control (as defined in the applicable agreement) must occur and (2) within a specified period of such change of control, the executive officer’s employment must be terminated without cause or the officer must resign from employment for good reason. These provisions were included to motivate the executive officers to act in the best interests of the stockholders by removing the distraction of post-change of control uncertainties faced by the executive officers with regard to continued employment and compensation. These severance and acceleration provisions are described below in the summaries of each named executive officer’s employment agreement.

The Compensation Committee, as plan administrator of the 2000 stock option plan and the amended and restated 2004 incentive plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options or restricted stock units held by Zalicus’s named executive officers and any other person in connection with certain changes in control of Zalicus.

The employment agreements with the Zalicus named executive officers are summarized below and certain estimates of these termination and change of control benefits are provided in “Estimated Payments and Benefits Upon Termination or Change of Control” below.

Dr. Mark H.N. Corrigan—Dr. Corrigan is employed as the President and Chief Executive Officer of Zalicus pursuant to an employment agreement. Under his employment agreement, Dr. Corrigan received an initial annual base salary of $450,000. In addition, Dr. Corrigan is eligible for cash incentive compensation at an annual target rate of up to 50% of his base compensation, at the discretion of the Compensation Committee. If Zalicus terminates Dr. Corrigan’s employment without cause, or Dr. Corrigan terminates his employment for good reason, both as defined in the agreement, Dr. Corrigan is entitled to receive a lump-sum payment equal to two times his annual base salary and will be permitted to continue to participate in the Zalicus’s medical and dental benefit plans for a period of 24 months following the date of termination, at Zalicus’s expense. Upon a change in control of Zalicus, if Zalicus terminates Dr. Corrigan’s employment without cause, or Dr. Corrigan terminates his employment for good reason, within 24 months of the change in control, Dr. Corrigan is entitled to the following: (i) all unvested stock options and other stock-based awards held by Dr. Corrigan as of that date will become fully vested and exercisable; (ii) a lump sum payment equal to two times his annual base salary, and (iii) continued participation in the medical and dental benefit plans for a period of 24 months following the date of termination, at Zalicus’s expense.

Receipt of any benefits by Dr. Corrigan upon termination will be conditioned upon Dr. Corrigan executing a general release of all claims in a form provided by Zalicus. Dr. Corrigan’s employment agreement contains a 12-month non-competition and non-solicitation provision.

Dr. Christopher C. Gallen—Dr. Gallen has an offer letter with Neuromed which was assumed by Zalicus upon the closing of the merger with Neuromed on December 21, 2009. The offer letter provides that Dr. Gallen is entitled to receive an annual base salary that is to be reviewed annually through a regular performance review process. Under his offer letter, Dr. Gallen is also eligible to receive an annual performance bonus. The offer letter provides that Dr. Gallen will be entitled to 12 months salary continuation plus an amount equal to his last annual bonus if he is terminated for any reason other than misconduct or if he resigns for good reason, provided that Dr. Gallen executes a full release and waiver of all claims against Zalicus and related parties. The terms “cause” and “good reason” are not defined in Dr. Gallen’s offer letter. Under the offer letter, Dr. Gallen is eligible to receive stock options to be granted from time-to-time at the discretion of the Board of Directors. The offer letter provided for accelerated vesting of options granted by Neuromed under certain circumstances relating to a change of control. The offer letter defines a “change of control” as a change of control of Neuromed via merger, acquisition or similar combination and included Neuromed’s acquisition by the Company. Dr. Gallen has not entered into a non-competition or a non-solicitation agreement with Zalicus. In addition, pursuant to an award agreement with Neuromed which was assumed by Zalicus in the Neuromed merger, Dr. Gallen was entitled to a $250,000 bonus payment if the product candidate, ExalgoTM , was approved by the United States Food and Drug Administration, or FDA, on or before September 30, 2010 and if Dr. Gallen remained employed by Zalicus through to FDA approval of Exalgo. Exalgo was approved by the FDA on March 1, 2010, and Dr. Gallen was paid this bonus on March 15, 2010.

Justin A. Renz—Mr. Renz is employed as Senior Vice President, Chief Financial Officer and Treasurer of Zalicus pursuant to an employment agreement, as amended. Under the agreement, Mr. Renz is eligible for cash incentive compensation at an annual target rate of up to 30% of his base compensation, at the discretion of the Company. Either Mr. Renz or Zalicus may terminate his employment for any reason. If Zalicus terminates Mr. Renz’s employment without cause or if Mr. Renz terminates his employment for good reason, both as defined in the agreement, he will be entitled to a lump sum payment equal to 12 months of his then current base salary, 12 months of the premium cost of participation in Zalicus’s medical and dental plans, subject to applicable law and plan terms, and accelerated vesting of 100% of the stock options which remain unvested on the date of termination, in each case subject to the execution of a release of claims. In the event Zalicus terminates Mr. Renz without cause or Mr. Renz terminates for good reason following a change of control, Mr. Renz would be entitled to the same severance benefits provided above. Mr. Renz’s employment agreement contains a 6-month non-competition provision.

Jason F. Cole—Mr. Cole is employed as Senior Vice President and General Counsel of Zalicus pursuant to an employment agreement, as amended. Under the agreement, Mr. Cole is eligible for cash incentive compensation at an annual target rate of up to 30% of his base compensation, at the discretion of the Company. Either Mr. Cole or Zalicus may terminate his employment for any reason. If Zalicus terminates Mr. Cole’s employment without cause or if Mr. Cole terminates his employment for good reason, both as defined in the agreement, he will be entitled to a lump sum payment equal to 12 months of his then current base salary, 12 months of the premium cost of participation in Zalicus’s medical and dental plans, subject to applicable law and plan terms, and accelerated vesting of 100% of the stock options and restricted stock which remain unvested on the date of termination, in each case subject to the execution of a release of claims. In the event Zalicus terminates Mr. Cole without cause or Mr. Cole terminates for good reason following a change of control, Mr. Cole would be entitled to the same severance benefits provided above. Mr. Cole’s employment agreement contains a non-competition provision effective during his employment by Zalicus.

Estimated Payments and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the option, restricted stock and restricted stock unit vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and the executive’s employment termination occurred on December 31, 2010. The closing price of the Company’s stock on the Nasdaq Global Market as of December 31, 2010, was $1.58, which was used as the value of the Company’s stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2010 by the difference between the closing price of the Company’s stock as of December 31, 2010 and the exercise price for such unvested option shares. The value of the restricted stock or restricted stock unit vesting acceleration was calculated by multiplying the number of unvested shares of restricted stock or restricted stock units subject to vesting acceleration as of December 31, 2010 by the closing price of the Company’s stock as of December 31, 2010.

Dr. Mark H.N. Corrigan

The following table describes the potential payments and benefits upon employment termination for Mark H. N. Corrigan, the Company’s President and Chief Executive Officer, as if his employment terminated as of December 31, 2010, the last business day of our last fiscal year.

Executive Benefits and Payments upon Termination	Voluntary Resignation not for Good Reason		Voluntary Resignation for Good Reason		Termination by Company not for Cause		Termination by Company for Cause	Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	$37,500	(1)	$900,000	(2)	$900,000	(2)	$—	$900,000	(2)
Cash incentive bonus	$225,000	(3)	$225,000	(3)	$225,000	(3)	$—	$225,000	(3)
Stock options unvested and accelerated	$—		$—		$—		$—	$945,000	(4)
Restricted stock units unvested and accelerated	$—		$—		$—		$—	$1,185,000	(5)

Benefits and perquisites:
Health care continuation(6)	—		$—		$—		$—	$—
Accrued vacation pay(7)	$865		$865		$865		$865	$865

Total	$263,365		$1,125,865		$1,125,865		$865	$3,255,865

(1)	Salary for required 30 days’ prior written notice of resignation, termination date may be accelerated the Company.

(2)	Two times base salary prior to the termination, payable in a lump sum.

(3)	Target bonus for 2010, assuming bonus compensation is fully earned and unpaid.

(4)	Acceleration of 100% of Dr. Corrigan’s then unvested options.

(5)	Acceleration of 100% of Dr. Corrigan’s then unvested restricted stock units.

(6)	Dr. Corrigan was not enrolled in any of the Company’s health or dental plans on December 31, 2010, and payment of the COBRA health and dental insurance premiums for Dr. Corrigan and his dependents for up to 24 months is not reflected in the table.

(7)	Based on 0.5 vacation days available to Dr. Corrigan at December 31, 2010.

Dr. Christopher C. Gallen

The following table describes the potential payments and benefits upon employment termination for Christopher C. Gallen, the Company’s Executive Vice President, Research and Development, as if his employment terminated as of December 31, 2010, the last business day of our last fiscal year.

Executive Benefits and Payments upon Termination	Voluntary Resignation not for Good Reason	Voluntary Resignation for Good Reason		Termination by Company not for Cause		Termination by Company for Cause	Change in Control
Compensation:
Base salary	$—	$375,000	(1)	$375,000	(1)	$—	$—
Cash incentive bonus	$—	$114,900	(2)	$114,900	(2)	$—	$—
Stock options unvested and accelerated	$—	$—		$—		$—	$9,450	(3)

Benefits and perquisites:
Accrued vacation pay(4)	$4,327	$4,327		$4,327		$4,327	$—

Total	$4,327	$494,827		$494,827		$4,327	$9,450

(1)	Base salary continuation for twelve months.

(2)	Discretionary bonus earned for preceding year, 2010.

(3)	Acceleration of 50% of Dr. Gallen’s then unvested options upon a change of control and acceleration of an additional 50% of his then unvested options if his compensation or responsibilities are reduced or he is required to move his office more than 50 miles following a change of control.

(4)	Based on three vacation days available to Dr. Gallen at December 31, 2010.

Justin A. Renz

The following table describes the potential payments and benefits upon employment termination for Justin A. Renz, the Company’s Senior Vice President and Chief Financial Officer, as if his employment terminated as of December 31, 2010, the last business day of our last fiscal year.

Executive Benefits and Payments upon Termination	Voluntary Resignation not for Good Reason	Voluntary Resignation for Good Reason		Termination by Company not for Cause		Termination by Company for Cause	Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	$—	$290,000	(1)	$290,000	(1)	$—	$290,000	(1)
Stock options unvested and accelerated	$—	$259,408	(2)	$259,408	(2)	$—	$259,408	(2)

Benefits and perquisites:
Health care continuation(3)	$—	$13,020		$13,020		$—	$13,020
Accrued vacation pay(4)	$2,978	$2,978		$2,978		$2,978	$2,978

Total	$2,978	$565,406		$565,406		$2,978	$565,406

(1)	12 months base salary prior to the termination, payable in a lump sum.

(2)	Acceleration of 100% of Mr. Renz’s then unvested options.

(3)	Payment of the COBRA health and dental insurance premiums for Mr. Renz and his dependents for up to 12 months.

(4)	Based on 2.67 vacation days available to Mr. Renz at December 31, 2010.

Jason F. Cole

The following table describes the potential payments and benefits upon employment termination for Jason F. Cole, the Company’s Senior Vice President and General Counsel, as if his employment terminated as of December 31, 2010, the last business day of our last fiscal year.

Executive Benefits and Payments upon Termination	Voluntary Resignation not for Good Reason	Voluntary Resignation for Good Reason		Termination by Company not for Cause		Termination by Company for Cause	Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	$—	$320,000	(1)	$320,000	(1)	$—	$320,000	(1)
Stock options unvested and accelerated	$—	$264,950	(2)	$264,950	(2)	$—	$264,950	(2)
Restricted stock unvested and accelerated	$—	$19,750	(3)	$19,750	(3)	$—	$19,750	(3)

Benefits and perquisites:
Health care continuation(4)	$—	$13,020		$13,020		$—	$13,020
Accrued vacation pay(5)	$0	$0		$0		$0	$0

Total	$0	$617,720		$617,720		$0	$617,720

(1)	12 months base salary prior to the termination, payable in a lump sum.

(2)	Acceleration of 100% of Mr. Cole’s then unvested options.

(3)	Acceleration of 100% of Mr. Cole’s then unvested restricted stock.

(4)	Payment of the COBRA health and dental insurance premiums for Mr. Cole and his dependents for up to 12 months.

(5)	Based on zero vacation days available to Mr. Cole at December 31, 2010.

DIRECTOR COMPENSATION

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)(2)	Total($)
Sally Crawford	43,500	27,602	71,102
Todd Foley	32,500	27,602	60,102
Frank Haydu(3)	82,500	27,602	110,102
William Hunter	27,500	27,602	55,102
Michael Kauffman	32,500	27,602	60,102
W. James O’Shea	37,500	27,602	65,102
Hartley Richardson	38,500	27,602	66,102

(1)	Amount reflects the aggregate grant date fair value of the director’s stock option awards, calculated in accordance with SFAS 123(R). For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There can be no assurance that the SFAS 123(R) amounts will ever be realized by the director. See note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 15, 2011 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2010.

(2)	The aggregate number of stock option awards outstanding as of December 31, 2010 for the members of the Board of Directors was: Ms. Crawford – 67,500, Mr. Foley – 30,000, Mr. Haydu – 111,071, Dr. Hunter – 30,000, Dr. Kauffman – 77,857, Mr. O’Shea – 67,500 and Mr. Richardson – 30,000.

(3)	Includes a one-time, lump sum cash payment of $25,000 paid to Mr. Haydu in March 2010 in connection with his service as the chairperson of the Board of Directors.

Non-Employee Director Compensation Policy

On June 3, 2010, based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors adopted a new non-employee director compensation policy, or the 2010 director compensation policy, which was effective beginning July 1, 2010. Under the terms of the 2010 director compensation policy, non-employee directors each received an annual cash retainer in the amount of $30,000, payable quarterly, for their service as directors. Each non-employee director also received an annual cash retainer of $5,000, payable quarterly, for each standing committee of the Board of Directors they served on. The chairperson of the Board of Directors received an additional $7,500 for his service, the chairperson of the Audit Committee received an additional $12,500 per year for his service, and the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each received $7,000 per year for his or her service.

Under the terms of the 2010 director compensation policy, non-employee directors were also entitled to receive an annual grant of options under our Amended and Restated 2004 Incentive Plan to purchase 15,000 shares of our common stock for service at and after the Annual Meeting of Stockholders, which, among other terms, expire ten years after the date of grant and become fully exercisable on the first anniversary of the date of grant. Under the terms of the 2010 director compensation policy, newly appointed or elected non-employee directors will be entitled to a stock option grant to purchase 30,000 shares of our common stock. Options granted upon initial appointment or election to the Board of Directors vest over four years, with 25% vesting on the first anniversary of the grant and 6.25% quarterly thereafter. The exercise price of all options granted to non-employee directors may not be less than 100% of the fair market value of our common stock on the date of the grant. On January 15, 2010, in accordance with the prior director compensation policy, each non-employee director of Zalicus was granted options to purchase 15,000 shares of common stock, with an exercise price of

$0.95 per share. On September 8, 2010, in accordance with the 2010 director compensation policy, each non-employee director of Zalicus was granted options to purchase 15,000 shares of common stock, with an exercise price of $1.33 per share.

Under the terms of the 2010 director compensation policy, Zalicus also reimburses members of the Board of Directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. Directors who are also Zalicus employees receive no additional compensation for serving as directors.

Indemnification Agreements

Zalicus has entered into indemnification agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and By-Laws and to provide additional procedural protections.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Zalicus has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon that review and discussion, the Compensation Committee has recommended to the Board of Directors that information set forth above under the heading “Compensation Discussion and Analysis” be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE:
Sally Crawford Todd Foley W. James O’Shea

The foregoing compensation committee report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this compensation committee report by reference.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the amount of common stock of Zalicus beneficially owned, directly or indirectly, as of March 31, 2011, by (i) each current director of Zalicus, (ii) each named executive officer of Zalicus, (iii) all directors and executive officers of Zalicus as a group, and (iv) each person who is known to Zalicus to beneficially own more than five percent (5%) of the outstanding shares of common stock of Zalicus, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted. Unless otherwise indicated, the address for each person listed below is c/o Zalicus Inc., 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

Beneficial ownership is determined by the rules of the Securities and Exchange Commission and includes voting or investment power of the securities. As of March 31, 2011, Zalicus had 98,761,774 shares of common stock outstanding. Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after March 31, 2011 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with MPM Asset Management(1)	14,633,961	14.8%
Entities affiliated with James Richardson & Sons, Limited(2)	6,426,835	6.5%

Directors and Named Executive Officers
Mark Corrigan(3)	681,294	*
Christopher Gallen(4)	1,672,986	1.7%
Justin Renz(5)	190,565	*
Jason Cole(6)	267,914	*
Sally Crawford(7)	50,937	*
Todd Foley(8)	15,000	*
Frank Haydu(9)	81,071	*
William Hunter(10)	125,022	*
Michael Kauffman(11)	62,857	*
W. James O’Shea(12)	50,937	*
Hartley T. Richardson(13)	214,700	*
All current executive officers and directors as a group (11 persons)(14)	3,413,283	3.4%

*	Represents holdings of less than 1%

(1)

The address for MPM Asset Management is The John Hancock Tower, 200 Clarendon Street, 54th Floor, Boston, Massachusetts 02116. Based solely on a Schedule 13D/A filed with the SEC on March 17, 2010, of the 14,633,961 shares of common stock beneficially owned by MPM Asset Management, MPM BioVentures III-QP, L.P. beneficially owns 12,121,206 shares of common stock, MPM BioVentures III, L.P. beneficially owns 813,832 shares of common stock, MPM Asset Management Investors 2003 BVIII LLC beneficially owns 234,384 shares of common stock, MPM BioVentures III, GmbH & Co. Beteiligungs KG beneficially owns 1,023,146 shares of common stock, MPM BioVentures III Parallel Fund, L.P. beneficially owns 365,078 shares of common stock and MPM Asset Management LCC beneficially owns 76,315 shares of common stock. Voting and/or dispositive decisions with respect to the shares held by MPM Asset Management Investors 2003 BVIII, LLC, MPM Bioventures III, L.P., MPM Bioventures III GmbH & Co. Beteiligungs KG, MPM Bioventures III Parallel Fund L.P. and MPM Bioventures III-QP, L.P. are made by MPM BioVentures III G.P., L.P. and MPM BioVentures III LLC (“BV III LLC”), the direct and indirect general partners of MPM Bioventures III, L.P., MPM Bioventures III GmbH & Co. Beteiligungs KG, MPM Bioventures III Parallel Fund L.P. and MPM Bioventures III-QP, L.P. and BV III LLC is the manager MPM Asset Management Investors 2003 BVIII, LLC. Mr. Kurt C. Wheeler, Dr. Luke Evnin, Dr. Ansbert Gadicke, Dr. Nick Galakatos, Dr. Michael Steinmetz, Mr. Nick Simon and Dr. Dennis Henner are members of BV III LLC. Each member of BV III LLC has shared voting and shared dispositive power with respect to such shares. Each member of the group disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2)	The address for James Richardson & Sons, Limited is James Richardson & Sons, Limited, 3000—One Lombard Place, Winnepeg, Manitoba R3B 0Y1, Canada. Based solely on a Schedule 13G filed with the SEC on March 11, 2010, voting and/or dispositive decisions with respect to the shares held by James Richardson & Sons, Limited are subject to the prior approval of a majority of the directors. The directors of James Richardson & Sons, Limited are Hartley T. Richardson, Carolyn A. Hursh, Kristjan M. Benidickson, Royden R. Richardson, Gregg J. Hanson, Harvey L. Secter and Charles M. Winograd. Each director of James Richardson & Sons, Limited disclaims beneficial ownership of any shares held by James Richardson & Sons, Limited except to the extent of his or her pecuniary interest, if any. Hartley T. Richardson is also President and Chief Executive Officer of, and has an indirect minority interest in, James Richardson & Sons, Limited.

(3)	Consists of 212,545 shares of common stock and 468,749 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(4)	Consists of 1,492,986 shares of common stock and 180,000 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(5)	Consists of 190,565 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(6)	Consists of 11,256 shares of common stock, 6,250 shares of unvested restricted common stock and 250,408 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(7)	Consists of 50,937 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(8)	Consists of 15,000 shares of common stock underlying options exercisable within 60 days of March 31, 2011

(9)	Consists of 81,071 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(10)	Consists of 110,022 shares of common stock and 15,000 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(11)	Consists of 62,857shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(12)	Consists of 52,500 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(13)	Consists of 199,700 shares of common stock and 15,000 shares of common stock underlying options exercisable within 60 days of March 31, 2011.

(14)	See footnotes 3-13 above.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

In April 2007, the Board of Directors adopted a written policy of procedures for the review, approval and ratification of transactions involving Zalicus and “related persons” (directors and executive officers or their immediate family members, or stockholders beneficially owning more than five percent of the common stock). The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

All related person transactions are reviewed and, as appropriate, may be approved or ratified by the Audit Committee, or if time is of the essence, the Chair of the Audit Committee. If a director is involved in the transaction, he or she may not participate in any review, approval or ratification of such transaction. Related person transactions are approved by the Audit Committee only if, based on all of the facts and circumstances, they are in, or not inconsistent with, the best interests of the Company and our stockholders, as the Committee determines in good faith. The Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related person in connection with the transaction. In the case of a transaction presented to the Audit Committee for ratification, the Audit Committee may ratify the transaction or determine whether rescission of the transaction is appropriate.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2010, Zalicus has engaged in the following related party transactions.

Registration Rights

Entities affiliated with MPM Asset Management LLC hold 14,633,961 shares of Zalicus common stock and James Richardson & Sons, Limited holds 6,426,835 shares of Zalicus common stock. Pursuant to a Registration Rights Agreement entered into on June 30, 2009, in connection with the Merger, entities affiliated with MPM Asset Management LLC and James Richardson & Sons, Limited are entitled to require Zalicus to register their shares or participate in a registration of shares by Zalicus under the Securities Act. On April 16, 2010, Zalicus filed a Registration Statement on Form S-3 with the SEC registering all 21,060,796 shares currently held by the entities affiliated with MPM Asset Management LLC and James Richardson & Sons, Limited. Mr. Todd Foley, one of our directors, is Managing Director of MPM Capital Management LLC. Mr. Hartley T. Richardson, one of our directors, is President and Chief Executive Officer of, and has an indirect minority interest in, James Richardson & Sons, Limited, where he is also a member of the board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Zalicus’s directors, executive officers and persons who own more than 10% of the Zalicus common stock to file with the SEC reports of ownership and changes in ownership of Zalicus common stock. Such persons are required by regulations of the SEC to furnish Zalicus with copies of all such filings. Based on our review of the reports we have received, Zalicus believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2010.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Audit Committee as auditors for Zalicus for the fiscal year ending December 31, 2011. Ernst & Young LLP acted as independent auditors for Zalicus for the year ended December 31, 2010. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors. Zalicus requests such ratification as a matter of good corporate practice. A majority of the votes properly cast is required for the approval of the ratification of the selection of Ernst & Young LLP as our independent auditors, and brokers, bankers and other nominees have discretionary voting power on this routine matter. Accordingly, abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Zalicus and its stockholders.

The Audit Committee, or a designated member thereof, pre-approves each audit and non-audit service rendered by Ernst & Young LLP to Zalicus pursuant to the Zalicus Audit and Non-Audit Pre-Approval Policy.

The following table shows information about fees billed to Zalicus by Ernst & Young LLP for the fiscal years ended December 31, 2010 and 2009.

	Fiscal Year 2010	Percentage of 2010 Services Approved by Audit Committee	Fiscal Year 2009	Percentage of 2009 Services Approved by Audit Committee
Audit fees(1)	$311,500	100%	$493,740	100%
Audit-related fees	$—	—%	$—	100%
Tax fees	$—	—%	$—	—%
All other fees	$—	100%	$—	—%

Total fees	$311,500	100%	$493,740	100%

(1)	Audit fees in 2010 include fees in the amount of $47,500 in connection with the registration statements on Form S-3 and Form S-8 filed by Zalicus with the SEC on April 16, 2010, and related comfort letters, consultations and consents. Audit fees in 2009 include fees in the amount of $145,700 in connection with the Neuromed merger relating to the registration statement on Form S-4 filed by Zalicus with the SEC, the non-offering prospectus filed by Zalicus with the British Columbia Securities Commission, and related consultations and consents.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS

(PROPOSAL 2 ON YOUR PROXY CARD)

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors of Zalicus is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing the Zalicus stockholders with an opportunity to provide an advisory vote related to the compensation of the Zalicus named executive officers.

As described above under “Executive Compensation—Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, 2010 Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon the Board of Directors or the compensation committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, the Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE ADVISORY RESOLUTIONS APPROVING THE COMPANY’S EXECUTIVE COMPENSATION

(PROPOSAL 3 ON YOUR PROXY CARD)

PROPOSAL NO. 4—ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON

EXECUTIVE COMPENSATION

As part of the Board’s commitment to excellence in corporate governance, and as required by the Section 14A(a)(2) of the Exchange Act, the Board of Directors is providing the Zalicus stockholders with an opportunity to provide an advisory vote to determine whether the stockholder vote on the compensation of the Zalicus named executive officers should occur every one, two or three years.

Consistent with the Zalicus compensation philosophy, the Company’s executive compensation program promotes both short and long term incentives, especially given the long timelines and risks inherent in the Company’s business of pharmaceutical research and development.

We believe that setting a three (3) year period (triennial) for holding this stockholder vote will provide our stockholders with sufficient time to evaluate the effectiveness of our named executive officer compensation program, and its short- and long-term elements, and the related business results of our company. As described above in our Compensation Discussion and Analysis, our named executive officer compensation program is comprised of a balance of short-term and long-term incentives, with a significant part being based on long-term performance that is designed to support long-term value creation and is thus aligned with our stockholders’ interests. As a significant portion of our named executive officer compensation program is derived from equity compensation that rewards long-term performance, as is typical of companies in the biotechnology industry, we also believe that a triennial vote would align more closely with the long-term period that we use to reward long-term performance through our named executive officer compensation program, which is more appropriately reflected with a three (3) year timeframe. From our perspective, such a triennial period for an advisory vote will enhance stockholder communication by providing a clear, simple means for our company to obtain information on investor sentiment about our named executive officer compensation program. Similarly, we believe that a three (3) year vote cycle would give our board of directors and compensation committee sufficient time to thoughtfully understand and consider the results of our non-binding stockholder advisory vote and to implement any corresponding changes to our executive officer compensation program.

For the reasons discussed above, the Board of Directors recommends that stockholders vote to hold the advisory vote on executive compensation every three years. Stockholders are not voting, however, to approve or disapprove of this particular recommendation. The proxy card provides for four choices and stockholders are entitled to vote on whether the advisory vote on executive compensation should be held every one, two, or three years, or to abstain from voting.

As this vote is advisory, it will not be binding upon the Board of Directors and the Board of Directors may decide that it is in the best interest of our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. However, the Board of Directors will carefully consider the outcome of this vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

TO

HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS

(PROPOSAL 4 ON YOUR PROXY CARD)

CODE OF ETHICS AND CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Zalicus has adopted a Code of Ethics and Conduct for its directors, officers and employees, including its President and Chief Executive Officer, Chief Financial Officer and Controller (or persons performing an equivalent function). A copy of the Company’s Code of Ethics and Conduct may be accessed free of charge by visiting the Company’s website at www.zalicus.com and going to the “Investors—Corporate Governance” section or by requesting a copy in writing from Jason F. Cole, Secretary, at our Cambridge, Massachusetts office. Zalicus intends to post on its website any amendment to, or waiver under, a provision of the Code of Ethics that applies to its President and Chief Executive Officer, Chief Financial Officer or Controller (or persons performing an equivalent function) within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at www.zalicus.com and going to the “Investors—Corporate Governance” section or by requesting a copy from Jason F. Cole, Secretary, at our Cambridge, Massachusetts office.

POLICIES ON REPORTING OF CONCERNS REGARDING ACCOUNTING AND OTHER MATTERS AND ON COMMUNICATING WITH NON-MANAGEMENT DIRECTORS

The Board of Directors and the Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-management directors. Any person, whether or not an employee, who has a concern about the conduct of Zalicus, or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Mr. Frank Haydu, the chairperson of the Audit Committee, who is the designated contact for these purposes. Contact may be made by writing to him care of the Audit Committee at the Company’s offices at 245 First Street, Third Floor, Cambridge, MA 02142, by email at frankhaydu@yahoo.com or by calling him at (508) 308-6009. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-management directors, or with our non-management directors as a group, also may contact Mr. Haydu using one of the above methods.

STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals for inclusion in our proxy materials for the 2012 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and in our By-laws. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2012 Annual Meeting of Stockholders made under Rule 14a-8 by December 17, 2011.

Under our current By-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws. To be timely a notice with respect to the 2012 Annual Meeting of Stockholders must be delivered to our Secretary no earlier than February 24, 2012 and no later than March 25, 2012, unless the date of the 2012 Annual Meeting is advanced or delayed by more than thirty (30) days from the anniversary date of the 2011 Annual Meeting, in which event the By-laws provide different notice requirements.

Any proposal of business or nomination should be mailed to: Jason F. Cole, Secretary, Zalicus, Incorporated, 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

WHERE YOU CAN FIND MORE INFORMATION

Zalicus files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that Zalicus files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our website at http://www.zalicus.com under the “Investors and Media” menu.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. Zalicus has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 15, 2011. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010 as filed with the Securities and Exchange Commission has been mailed with this Proxy Statement and is available without charge by writing to:

Zalicus Inc.

245 First Street

Third Floor

Cambridge, Massachusetts 02142

(617) 301-7000

Attention: Jason F. Cole, Secretary

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

In accordance with a notice sent to certain stockholders of Zalicus common stock who share a single address, only one copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is being sent to that address unless Zalicus has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, he or she may contact Zalicus, Incorporated, 245 First Street, Third Floor, Cambridge, Massachusetts 02142, Attention: Jason F. Cole, Secretary Tel: (617) 301-7000, and Zalicus will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Jason F. Cole, Secretary, using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting Jason F. Cole, Secretary.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2011 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2011 Annual Meeting unless they receive instructions from you with respect to such matter.

APPENDIX A

DIRECTIONS TO 245 FIRST STREET, CAMBRIDGE, MASSACHUSETTS

Zalicus Inc.

Corporate Headquarters

245 First Street

Third Floor

Cambridge, Massachusetts

(617) 301-7000

Directions from the MBTA Public Transportation

•	Take the Red Line to Kendall Square.

•	When exiting the “T,” turn so that you are walking toward Boston. You should see a silver globe in the middle of a small park directly across from the Kendall Square Post Office.

•	Cross the road (the intersection of Broadway and Third) and turn right so that you continue to walk toward Boston.

•	After you pass the One Main Street building on the left, follow the sidewalk, and take a left over a small bridge. This is First Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick building on the left.

Directions from Logan Airport

•	When exiting Logan airport, take Route 1A South through the Callahan/Sumner Tunnel to Boston. Stay in the left lane.

•	After you go through the tunnel, remaining in the left lane, go up the ramp and take your second right to Route 93 North.

•	Take Exit 26 to Somerville/Cambridge/Back Bay/Storrow Drive. You will now be on Storrow Drive.

•	Stay to your left and take the first exit to Charles Street/Beacon Hill/Kendall Square and bear to the right.

•	Take your first right onto the Longfellow Bridge, heading over the Charles River.

•	At the first set of lights, take a right onto Third Street. Go down Third Street about 1/4 of a mile, and take a right on Binney Street.

•	Take the first right onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick building on the right.

Directions from the Massachusetts Turnpike

•	Take the Mass Pike heading East. Exit to the left at Exit 18, Allston/Cambridge.

•	Follow the signs to Cambridge/Somerville (the Doubletree Hotel is on your right). Go over the River Street Bridge (over the Charles River) and take an immediate right onto Memorial Drive.

•	Go past Harvard and MIT (on your left).

•	At the first fork, bear left and go under the Mass. Ave. bridge.

•	At the second fork bear right. (Do not take the Downtown Boston exit.) Continue on Memorial Drive until you come to a traffic light.

A-1

•	Take a left at the light onto Binney Street. Go through a set of lights, and take your next left onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick building on the right.

Directions from I-93 North

•	Take I-93 North to Exit 26 Somerville/Cambridge/Back Bay /Storrow Drive. You will now be on Storrow Drive.

•	Stay to your left and take the first exit to Charles Street/Beacon Hill/Kendall Square and bear to the right.

•	Take your first right onto the Longfellow Bridge, heading over the Charles River.

•	At the first set of lights, take a right onto Third Street. Go down Third Street about 1/4 of a mile, and take a right onto Binney Street.

•	Take the first right onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick building on the right.

Directions from I-93 South

•	Take I-93 South to Exit 26 Somerville/Cambridge/Back Bay /Storrow Drive. You will now be on Storrow Drive.

•	Stay to your left and take the first exit to Charles Street/Beacon Hill/Kendall Square and bear to the right.

•	Take your first right onto the Longfellow Bridge, heading over the Charles River.

•	At the first set of lights take a right onto Third Street. Go down Third Street about 1/4 of a mile, and take a right onto Binney Street.

•	Take the first right onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick building on the right.

Directions from Route 2

•	Follow Route 2 to the end.

•	Take a right at the lights. The Alewife Red Line “T” station is on your right. Go over the bridge. Shopping centers are on your left and right. You will come to a rotary.

•	Stay to the left around the rotary, and then go straight. You will quickly come to another rotary.

•	Bear to the right around this rotary.

•	Go straight through three sets of lights. After the third set of lights, stay to the left.

•	At the fourth set of lights, take a left onto Memorial Drive. Continue on Memorial Drive. The Charles River is on your right.

•	Go past Harvard and MIT (on your left).

•	At the first fork, bear left and go under the Mass. Ave. bridge.

•	At the second fork bear right. (Do not take the Downtown Boston exit.) Continue on Memorial Drive until you come to a traffic light.

•	Take a left at the light onto Binney Street. Go through a set of lights, and take your next left onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick building on the right.

A-2

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2011.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com/ZLCS

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals—The Board of Directors recommends a vote FOR the nominees listed in Proposal No. 1, FOR Proposals 2 and 3, and every 3 Years for Proposal 4.

1. To elect as Class III Directors:	For	Withhold		For	Withhold

01 - Todd Foley	☐	☐	02 - W. James O’Shea	☐	☐

For	Against	Abstain		For	Against	Abstain

2.  To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐	☐	☐	3. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐

	3Yr	2Yrs	1Yrs	Abstain

4. Say When on Pay – An advisory vote on the approval of the frequency of future stockholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Zalicus Inc.

2011 Annual Meeting of Stockholders Proxy Card

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Zalicus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of 2011 Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2011, and hereby appoints Justin Renz and Jason Cole, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 245 First Street, Third Floor, Cambridge, Massachusetts 02142 on September 8, 2010, at 8:30 AM local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS NOS. 1—3 AND “3 YRS” FOR PROPOSAL 4. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.

If you plan to attend the Zalicus annual meeting and vote in person, please visit the link “Contacts” at www.zalicus.com for directions.

Important Notice regarding the Availability of Proxy Materials for the Zalicus 2011 Annual Meeting of Stockholders: The Proxy Statement is available by visiting www.Zalicus.com and following the link for “Investors and News.”